Filed Pursuant to Rule 424(b)(5)
Registration No. 333-201462

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus Dated January 22, 2015)
ADCARE HEALTH SYSTEMS, INC.
575,000 Shares 10.875% Series A Cumulative Redeemable Preferred Stock
$25.75 Per Share
(Liquidation Preference $25.00 Per Share)
AdCare Health Systems, Inc. is offering to the public up to 575,000 shares of our 10.875% Series A Cumulative Redeemable Preferred Stock, which we refer to in this prospectus supplement as the Series A Preferred Stock. The Series A Preferred Stock is listed on the NYSE MKT under the symbol “ADK.PRA.” On April 8, 2015, the last reported sales price of the Series A Preferred Stock on the NYSE MKT was $26.25 per share.
We will pay quarterly cumulative dividends on the Series A Preferred Stock from, but excluding, the date of original issuance in the amount of $2.7187 per share each year, which is equivalent to 10.875% of the $25.00 liquidation preference per share. The dividend rate will increase under certain circumstances as described in this prospectus supplement and the accompanying prospectus. Holders of the Series A Preferred Stock generally have no voting rights but have limited voting rights under certain circumstances as described in this prospectus supplement and the accompanying prospectus. We may not redeem the Series A Preferred Stock before December 1, 2017, except we are required to redeem the Series A Preferred Stock following a “Change of Control,” as defined in this prospectus supplement and the accompanying prospectus. On and after December 1, 2017, we may, at our option, redeem the Series A Preferred Stock, in whole or in part, by paying $25.00 per share, plus any accrued and unpaid dividends to the redemption date. The Series A Preferred Stock has no stated maturity, is not subject to any sinking fund or mandatory redemption, except following a Change of Control.
We have agreed to issue and sell the shares offered hereby to the public through the underwriters, and the underwriters have agreed to offer and sell such shares on a best efforts basis. The underwriters are not required to sell any specific number or dollar amount of the shares offered hereby, but will use their best efforts to sell such shares.
The Series A Preferred Stock has not been rated. Investing in the Series A Preferred Stock involves a high degree of risk. See “Risk Factors” beginning on page S-12 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$25.75	$14,806,250
Underwriting discounts and commissions	$1.80	$1,036,438
Proceeds, before expenses, to us	$23.95	$13,769,812

The underwriters expect to deliver the shares of Series A Preferred Stock to purchasers on or about April 13, 2015, only in book-entry form through the facilities of The Depository Trust Company.

Joint Book-Running Managers
MLV & Co.		Northland Capital Markets
Co-Manager
GVC Capital

The date of this prospectus supplement is April 8, 2015.

TABLE OF CONTENTS

Prospectus Supplement	Page
About this Prospectus Supplement............................................................................................................	S-1
Forward-Looking Statements....................................................................................................................	S-2
Prospectus Supplement Summary.............................................................................................................	S-4
Risk Factors...............................................................................................................................................	S-12
Use of Proceeds..........................................................................................................................................	S-16
Capitalization............................................................................................................................................	S-17
Market Price of and Dividends on the Series A Preferred Stock..............................................................	S-18
Description of the Series A Preferred Stock..............................................................................................	S-19
Material U.S. Federal Income Tax Considerations...................................................................................	S-28
Underwriting.............................................................................................................................................	S-36
Legal Matters............................................................................................................................................	S-37
Experts......................................................................................................................................................	S-37
Where You Can Find More Information....................................................................................................	S-37
Incorporation of Certain Information by Reference..................................................................................	S-37

Prospectus	Page
About this Prospectus.................................................................................................................................	i
Special Note Regarding Forward-Looking Statements.............................................................................	ii
Summary....................................................................................................................................................	1
Risk Factors...............................................................................................................................................	2
Use of Proceeds..........................................................................................................................................	2
Description of Capital Stock......................................................................................................................	2
Description of Debt Securities...................................................................................................................	10
Description of Warrants.............................................................................................................................	12
Description of Rights.................................................................................................................................	13
Description of Units...................................................................................................................................	14
Selling Shareholders..................................................................................................................................	14
Plan of Distribution...................................................................................................................................	16
Legal Matters.............................................................................................................................................	19
Experts.......................................................................................................................................................	19
Incorporation of Certain Information by Reference..................................................................................	19
Where You Can Find More Information....................................................................................................	20

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is the prospectus supplement, which describes the terms of the offering of the Series A Preferred Stock and also adds to, and updates, information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference herein and therein, on the other hand, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
You should not assume that the information in this prospectus supplement, the accompanying prospectus or any other offering materials are accurate as of any date other than the date on the front of each document, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus or any sale of securities. Our business, financial condition, results of operations and prospectus may have changed since then.
Except as otherwise indicated or unless the context requires, as used in this prospectus supplement and the accompanying prospectus, references to “AdCare,” “we,” “us” and “our” refer to AdCare Health Systems, Inc. and its consolidated subsidiaries.

FORWARD-LOOKING STATEMENTS
This prospectus supplement and accompanying prospectus, including the information we incorporate by reference herein and therein, contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are subject to the “safe harbor” created in Section 21E thereof. All statements other than statements of historical facts contained in this prospectus supplement or the accompanying prospectus are forward-looking statements. These forward-looking statements can generally be identified by the use of words such as “may,” “will,” “intends,” “plans,” “believes,” “anticipates,” “expects,” “estimates,” “predicts,” “potential,” the negative of these words or similar expressions. Statements that describe our future plans, strategies, intentions, expectations, objectives, goals or prospects are also forward-looking statements. These forward-looking statements include, but are not limited to, statements about:

•
Our ability to lease our healthcare properties on favorable terms and to otherwise transition successfully from an owner/operator of healthcare properties to a healthcare property holding and leasing company;

•	The significant amount of our indebtedness, our ability to service our indebtedness and our ability to refinance our indebtedness on favorable terms;

•	Covenants in our debt agreements that may restrict our ability to pay dividends, make investments, incur additional indebtedness and refinance indebtedness on favorable terms;

•	Our ability to raise capital through equity and debt financings;

•	The availability and cost of capital;

•	Increases in market interest rates;

•	Our dependence on the operating success of our tenants;

•	The effect of increasing healthcare regulation and enforcement on us and our tenants and the dependence by us and our tenants on reimbursement from governmental and other third-party payors;

•	The impact of litigation and rising insurance costs on our business and that of our tenants;

•	The effect of our tenants declaring bankruptcy or becoming insolvent;

•	Our ability to find replacement tenants as needed;

•	The impact of required regulatory approvals of transfers of healthcare properties;

•	Our ability to successfully engage in strategic acquisitions;

•	Competition in the acquisition and ownership of healthcare properties;

•	The relatively illiquid nature of real estate investments;

•	The loss of key management personnel or other employees;

•	Uninsured or underinsured losses affecting our properties and the possibility of environmental compliance costs and liabilities;

•	The effect of the Change of Control redemption feature of the Series A Preferred Stock on a potential Change of Control;

•	Our ability to pay dividends on the Series A Preferred Stock;

•	Whether the Series A Preferred Stock is rated;

•	Fluctuations in the market price of the Series A Preferred Stock;

•	Whether we issue additional shares of the Series A Preferred Stock or additional shares of preferred stock that rank on parity with the Series A Preferred Stock;

•	The limited voting rights of the Series A Preferred Stock; and

•	The risks related to our continued listing of the Series A Preferred Stock on the NYSE MKT.
These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under “Risk Factors” and elsewhere in this prospectus supplement and accompanying prospectus. Any forward-looking statement in this prospectus supplement or the accompanying prospectus reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, industry and future growth. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.
Discussions containing these forward-looking statements are also contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K, as well as any amendments we make to those filings with the Securities and Exchange Commission (the “SEC”), which reports and amendments are incorporated by reference into this prospectus supplement and the accompanying prospectus.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere or incorporated by reference into this prospectus supplement and the accompanying prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the section “Risk Factors” and the documents that we incorporate by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision.

The Company

Overview

We operate or manage for third parties 25 healthcare facilities and one discontinued entity held for sale, and lease or sublease to third parties 14 healthcare facilities. Our facilities provide a range of health care services to patients and residents, including, but not limited to, skilled nursing and assisted living services, social services, various therapy services and other rehabilitative and healthcare services for both long-term residents and short-stay patients.

In July 2014, our Board of Directors approved and begun to implement a strategic plan to transition the Company to a healthcare property holding and leasing company. Through a series of leasing and subleasing transactions, we are in the process of transitioning to third parties the operations of our currently owned and operated healthcare facilities, which are principally skilled nursing facilities. In furtherance of this strategic plan, we are now focused on the ownership, acquisition and leasing of healthcare related properties and are evolving into a self-managed healthcare real estate investment company.

As of April 1, 2015, we have entered into agreements to lease, sublease or manage 35 of our 40 facilities, of which agreements with respect to: (i) 14 facilities have become effective, with the transfer of operations to third-party operators complete; and (ii) three facilities are management agreements with indefinite terms. The effectiveness of the agreements with respect to remaining 18 facilities are subject to certain conditions, including that the applicable leasees obtain all required state regulatory approvals and licenses and, with respect to seven of the facilities, that we receive financing approval from the U.S. Department of Housing and Urban Development (“HUD”).

The Transition to a Facilities Holding Company

We are effecting the Company’s transition from an owner and operator of healthcare properties to lessor and sublessor of healthcare properties through a series of leasing and subleasing transactions. Specifically, we are in the process of:

• Leasing to third-party operators the healthcare properties which we currently own and operate;

• Subleasing to third-party operators the healthcare properties which we do not own but currently lease and operate; and

• Continuing in effect management agreements to manage two skilled nursing facilities and one independent living facility.

Upon the completion of the transition, the Company will take on the characteristics and general structure of a real estate investment trust.

We are seeking to lease our currently-owned healthcare properties, and sublease our currently-leased healthcare properties, on a triple net basis, meaning that the lessee (i.e., the new third-party operator of the property) is obligated under the lease or sublease, as applicable, for all liabilities of the property in respect to insurance, taxes and facility maintenance, as well as the lease or sublease payments, as applicable. These leases have, on average, ten-year terms with renewal options and annual escalation clauses.

Operated and Managed Facilities

The following table provides summary information regarding our facility composition for the facilities we operate or manage (including discontinued operations) as of April 1, 2015:

		Number of Facilities
State	Number of Operational Beds/Units	Owned	Leased	Managed for Third Parties	Total
Arkansas	1,041	10	—	—	10
Georgia	541	2	2	—	4
North Carolina	106	1	—	—	1
Ohio	705	4	1	3	8
Oklahoma	197	2	—	—	2
Subtotal	2,590	19	3	3	25
Discontinued Entity Held for Sale
Oklahoma	121	1	—	—	1
Total	2,711	20	3	3	26
Facility Type
Skilled Nursing	2,395	17	3	2	22
Assisted Living	112	2	—	—	2
Independent Living	83	—	—	1	1
Subtotal	2,590	19	3	3	25
Discontinued Entity Held for Sale
Skilled Nursing	121	1	—	—	1
Total	2,711	20	3	3	26

Leased and Subleased Facilities to Third-Party Operators

As of April 1, 2015, we have leased six skilled nursing facilities and rehabilitation facilities which we own, and subleased eight skilled nursing and rehabilitation facilities which we lease, to third-party operators located in the states of Alabama, Georgia and South Carolina, totaling approximately 1,574 operational beds. The following table provides summary information regarding the number of operational beds at our facilities which are leased or subleased to third-party operators as of April 1, 2015:

	Number of Facilities Leased or Subleased to Third Parties
State	Number of Operational Beds/Units	Owned Facilities	Leased Facilities	Total Leased and Subleased Facilities
Alabama	304	2	—	2
Georgia	1,090	2	8	10
South Carolina	180	2	—	2
Total	1,574	6	8	14

Corporate Information

Our principal executive offices are located at 1145 Hembree Road, Roswell, Georgia 30076, and our telephone number is (678) 869-5116. We maintain an Internet website at www.adcarehealth.com. This reference to our website is an inactive textual reference only and is not a hyperlink. The contents of our website are not part of this prospectus supplement or the accompanying prospectus, and you should not consider the contents of our website in making an investment decision with respect to our securities.

THE OFFERING

The following summary contains basic terms about this offering and the Series A Preferred Stock and is not intended to be complete. It may not contain all of the information that is important to you. For a more complete description of the terms of the Series A Preferred Stock, see “Description of the Series A Preferred Stock” in this prospectus supplement and “Description of Capital Stock - Preferred Stock” in the accompanying prospectus.

Issuer....................................................	AdCare Health Systems, Inc.

Securities Offered................................	575,000 shares of our 10.875% Series A Cumulative Redeemable Preferred Stock.

Public Offering Price...........................	$25.75 per share of Series A Preferred Stock.

Best Efforts..........................................
We have agreed to issue and sell the shares offered hereby to the public through the underwriters, and the underwriters have agreed to offer and sell such shares on a best efforts basis. The underwriters are not required to sell any specific number or dollar amount of the shares offered hereby, but will use their best efforts to sell such shares. See “Underwriting.”

Dividends.............................................
Holders of the Series A Preferred Stock are entitled to receive, when and as declared by our Board of Directors, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 10.875% per annum of the $25.00 per share liquidation preference, equivalent to $2.7187 per annum per share. Dividends on the Series A Preferred Stock accrue daily and are cumulative from, but excluding, the date of original issuance and are payable quarterly in arrears on or about the last calendar day of each March, June, September and December (each, a “dividend payment date”), provided that if any dividend payment date is not a business day, then the dividend which would have been payable on that dividend payment date will be paid on the next succeeding business day. The first dividend payable on the Series A Preferred Stock offered in this offering will reflect dividends accrued from, but excluding, the date of original issuance and will be paid on the next dividend payment date to the persons who are the holders of record of the Series A Preferred Stock at the close of business on the corresponding record date.

Under certain conditions relating to our non-payment of dividends on the Series A Preferred Stock, or if the Series A Preferred Stock is no longer listed on the New York Stock Exchange, the NYSE MKT or The NASDAQ Global, Global Select or Capital Market or any comparable national securities exchange or securities market (each, a “national exchange”) for at least 180 consecutive days, the dividend rate on the Series A Preferred Stock will increase to 12.875% per annum (the “Penalty Rate”).

Penalties as a Result of Failure to
Pay Dividends......................................
If, at any time, there is a dividend default because cash dividends on the outstanding Series A Preferred Stock are accrued but not paid in full for any four consecutive or non-consecutive quarterly periods (a “Dividend Default”), then, until we have paid all accumulated and unpaid dividends on the shares of the Series A Preferred Stock in full:

(i) the annual dividend rate on the Series A Preferred Stock will be increased to the Penalty Rate commencing on the first day after the missed fourth quarterly payment; and (ii) the holders of the Series A Preferred Stock will have the voting rights described under “Description of the Series A Preferred Stock-Voting Rights.” Once we have paid all accumulated and unpaid dividends in full and have paid cash dividends at the Penalty Rate in full for an additional two consecutive quarters the dividend rate will be restored to the stated rate and the foregoing provisions will not be applicable unless we again fail to pay a quarterly dividend during any future quarter.

Penalties as a Result of Failure to Maintain a Listing on a National
Exchange.............................................
If we fail for 180 or more consecutive days to maintain a listing of the Series A Preferred Stock on a national exchange (a “Delisting Event”), then: (i) the annual dividend rate on the Series A Preferred Stock will be increased to the Penalty Rate on the 181st day; and (ii) the holders of the Series A Preferred Stock will have the voting rights described under “Description of the Series A Preferred Stock-Voting Rights.” Such increased dividend rate and voting rights will continue for so long the Series A Preferred Stock is not listed on a national exchange.

Special Redemption Upon Change of
Control.................................................
Following a “Change of Control” of us by a person or entity, we (or the acquiring entity) will be required to redeem the Series A Preferred Stock, in whole but not in part, within 120 days after the date on which the Change of Control has occurred for cash, at the price of $25.00 per share, plus all accrued and unpaid dividends (whether or not earned or declared) to the redemption date.

A “Change of Control” is deemed to occur when the following have occurred and are continuing:

•
the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of our stock entitling that person to exercise more than 50% of the total voting power of all our stock entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•
following the closing of any acquisition described in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or American depositary receipts representing such securities) listed on a national exchange.

Optional Redemption...........................
We may not redeem the Series A Preferred Stock prior to December 1, 2017, except we are required to redeem the Series A Preferred Stock following a Change of Control. On and after December 1, 2017, we may redeem the Series A Preferred Stock for cash at our option, from time to time, in whole or in part, at a redemption price of $25.00 per share, plus all accrued and unpaid dividends (whether or not earned or declared) to the redemption date.

Ranking...............................................
The Series A Preferred Stock ranks: (i) senior to our common stock and any other shares of stock that we may issue in the future, the terms of which specifically provide that such stock ranks junior to the Series A Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (“junior shares”); (ii) equal to any shares of stock that we may issue in the future, the terms of which specifically provide that such stock ranks on parity with the Series A Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (“parity shares”); (iii) junior to all other shares of stock issued by us, the terms of which specifically provide that such stock ranks senior to the Series A Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (any such issuance would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock) (“senior shares”); and (iv) junior to all our existing and future indebtedness.

Liquidation Preference........................
If we liquidate, dissolve or wind up our operations, then the holders of the Series A Preferred Stock have the right to receive $25.00 per share, plus all accrued and unpaid dividends (whether or not earned or declared) to, but excluding, the date of payment, before any payments are made to the holders of our common stock and any other junior shares, if any. The rights of the holders of the Series A Preferred Stock to receive the liquidation preference will be subject to the proportionate rights of holders of each other future series or class of parity shares and subordinate to the rights of senior shares.

Voting Rights.......................................
Holders of Series A Preferred Stock generally have no voting rights, except as otherwise required by law. However, if a Dividend Default or Delisting Event occurs, then the holders of the Series A Preferred Stock (voting together as a class with the holders of all other classes or series of our stock we may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election referred to below) will be entitled to vote for the election of two additional directors to serve on our Board of Directors until a “Correction Event” occurs as described in “Description of the Series A Preferred Stock-Voting Rights.” In addition, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock is required for us to authorize or issue any class or series of senior shares, to amend any provisions of our Articles of Incorporation, as amended (our “Charter”), so as to materially and adversely affect any rights of the Series A Preferred Stock or to take certain other actions. See “Description of the Series A Preferred Stock-Voting Rights.”

No Maturity..........................................
The Series A Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption, except following a Change of Control. Accordingly, absent a Change of Control, the shares of Series A Preferred Stock will remain outstanding indefinitely unless we decide to redeem them. See “Description of the Series A Preferred Stock- Redemption.”

No Conversion.....................................	The Series A Preferred Stock is not, pursuant to its terms, convertible into or exchangeable for any other securities or property.

Information Rights...............................
During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series A Preferred Stock are outstanding, we will use our best efforts to: (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series A Preferred Stock, as their names and addresses appear on our record books and without cost to such holders, copies of the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required); and (ii) promptly, upon request, supply copies of such reports to any holders or prospective holder of Series A Preferred Stock, subject to certain exceptions described in this prospectus supplement and the accompanying prospectus. We will use our best efforts to mail (or otherwise provide) the information to the holders of the Series A Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if we were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which we would be required to file such periodic reports if we were a “non-accelerated filer” within the meaning of the Exchange Act.

Listing.................................................
The Series A Preferred Stock is listed on the NYSE MKT under the symbol “ADK.PRA,” and we intend to apply to list on the NYSE MKT under the same symbol the shares of Series A Preferred Stock offered in this offering. We anticipate that such shares will be approved for listing subject to issuance.

Material U.S. Federal Income Tax
Considerations.....................................
For a discussion of the material federal income tax consequences of purchasing, owning and disposing of the Series A Preferred Stock, see “Material U.S. Federal Income Tax Considerations.” You should consult your tax advisor with respect to the U.S. federal income tax consequences of owning the Series A Preferred Stock in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

Book-Entry and Form..........................	The Series A Preferred Stock will be issued and maintained in book-entry form registered in the name of the nominee of The Depository Trust Company & Clearing Corporation.

Use of Proceeds....................................	We plan to use the net proceeds from this offering for the repayment of certain debt and general corporate purposes. See “Use of Proceeds.”

Risk Factors.........................................
Investing in the Series A Preferred Stock involves risks. You should carefully consider the risks described under “Risk Factors” in this prospectus supplement, in our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q, as well as the other information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus, before making a decision to invest in the Series A Preferred Stock.

RISK FACTORS
Investing in our securities involves risks. Our business, financial condition, operating results and cash flows can be impacted by a number of factors, any of which could cause our results to vary materially from recent results or from our anticipated future results. See the risks under “Risk Factors” in our Annual Report on Form 10‑K for the year ended December 31, 2014, together with any material changes thereto contained in any subsequently filed Quarterly Report on Form 10-Q, and those contained in our other filings with the SEC, which are incorporated by reference into this prospectus supplement and the accompanying prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference into this prospectus supplement and the accompanying prospectus. These risks could materially affect our business, results of operations or financial condition and could cause the value of our securities to decline. You could lose all or part of your investment.
We could be prevented from paying dividends on the Series A Preferred Stock.
We are a holding company, and we have no significant operations. We rely primarily on dividends and other distributions from our subsidiaries to us so we may, among other things, pay dividends on the Series A Preferred Stock, if and to the extent declared by our Board of Directors. The ability of our subsidiaries to pay dividends and other distributions to us depends on their earnings and is restricted by the terms of certain agreements governing their indebtedness. If our subsidiaries are in default under such agreements, then they may not pay dividends or other distributions to us.
Although dividends on the Series A Preferred Stock are cumulative and arrearages will accrue until paid, you will only receive cash dividends on the Series A Preferred Stock if we have funds legally available for the payment of dividends and such payment is not restricted or prohibited by law, the terms of any senior shares or any documents governing our indebtedness. Certain of our current mortgage loans prohibit the payment of dividends by us unless certain requirements are met, including obtaining the approval of the lender in certain circumstances. There is no assurance that we will meet all such requirements. As such, we could become unable, on a temporary or permanent basis, to pay dividends on the shares of Series A Preferred Stock. In addition, future debt, contractual covenants or arrangements we or our subsidiaries enter into may restrict or prevent future dividend payments. Accordingly, there is no guarantee that we will be able to pay any cash dividends on the Series A Preferred Stock.
The Series A Preferred Stock has not been rated and will be subordinated to all of our existing and future debt.
The Series A Preferred Stock has not been rated by any nationally recognized statistical rating organization. In addition, with respect to dividend rights and rights upon our liquidation, winding-up or dissolution, the Series A Preferred Stock will be subordinated to all of our existing and future debt, all of our senior shares and all future capital stock designated as senior to the Series A Preferred Stock. As of December 31, 2014, our total indebtedness was approximately $151.4 million. We may also incur additional indebtedness in the future to finance potential acquisitions or other activities, and the terms of the Series A Preferred Stock do not require us to obtain the approval of the holders of the Series A Preferred Stock prior to incurring additional indebtedness. As a result, our existing and future indebtedness may be subject to restrictive covenants or other provisions that may prevent or otherwise limit our ability to make dividend or liquidation payments on the Series A Preferred Stock. Upon our liquidation, our obligations to our creditors would rank senior to the Series A Preferred Stock and would be required to be paid before any payments could be made to holders of the Series A Preferred Stock.
We or our successor may not have sufficient funds available to redeem the Series A Preferred Stock following a Change of Control.
Under the terms of the Series A Preferred Stock, within 120 days after the date on which a Change of Control has occurred we (or the acquiring entity) are required to redeem all of the Series A Preferred Stock for cash at a specified redemption price, plus accrued and unpaid dividends, up to the redemption date. See “Description of the Series A Preferred Stock-Redemption-Special Redemption Upon Change of Control.”

If we do not have sufficient funding for such redemption, or if we or our successor is contractually restricted from redeeming the Series A Preferred Stock, the redemption will not occur, and holders of Series A Preferred Stock will be required to seek legal recourse to obtain such redemption.
Future offerings of preferred stock may adversely affect the value of the Series A Preferred Stock.
Our Charter currently authorizes us to issue up to 5,000,000 shares of preferred stock in one or more series on terms that may be determined at the time of issuance by our Board of Directors, of which 1,550,000 shares have been designated by our Board of Directors as Series A Preferred Stock, of which 950,000 shares are issued and outstanding.
We may issue additional shares of Series A Preferred Stock and shares of other classes of preferred stock that would rank on parity with, or senior to, the Series A Preferred Stock as to dividend rights or rights upon liquidation, winding up or dissolution. The authorization, creation and subsequent issuance of additional classes of shares of preferred stock on parity with or, with the consent of the holders of the Series A Preferred Stock, senior to the Series A Preferred Stock, would dilute the interests of the holders of Series A Preferred Stock and any issuance of preferred stock that is senior to the Series A Preferred Stock could affect our ability to pay dividends on, redeem or pay the liquidation preference on the Series A Preferred Stock.
The market price of the Series A Preferred Stock could be substantially affected by various factors.
The market price of the Series A Preferred Stock has fluctuated and could fluctuate significantly in the future as a result of various factors and events, many of which are beyond our control. These factors may include:

•	Prevailing interest rates, increases in which may have an adverse effect on the market price of the Series A Preferred Stock;

•	Trading prices of preferred equity securities issued by other companies in the industry;

•	The annual yield from distributions on the Series A Preferred Stock as compared to yields on other financial instruments;

•	Variations in our operating results;

•	Changes in our financial condition, performance and prospects;

•	Changes in general economic and market conditions;

•	The departure of any of our key executive officers or directors;

•	Announcements by us or our competitors of significant acquisitions, strategic partnerships or transactions;

•	Press releases or negative publicity relating to us or our competitors or relating to trends in healthcare;

•	Government action or regulation, including changes in federal, state and local healthcare regulations to which we are subject;

•	The level and quality of securities analysts’ coverage of our stock;

•	Changes in financial estimates or recommendations by securities analysts with respect to us or our competitors; and

•	Our issuance of additional preferred equity or debt securities.
Furthermore, the stock market in recent years has experienced sweeping price and volume fluctuations that often have been unrelated to the operating performance of affected companies. These market fluctuations may also cause the price of the Series A Preferred Stock to decline.
In the event of fluctuations in the price of the Series A Preferred Stock, shareholders may be unable to resell shares of the Series A Preferred Stock at or above the price at which they purchased such shares. Additionally, due to fluctuations in the market price of the Series A Preferred Stock, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on past results as an indication of future performance.
Holders of Series A Preferred Stock have extremely limited voting rights.
Except as expressly stated in our Charter, as a holder of Series A Preferred Stock, you will not have any relative, participating, optional or other special voting rights and your approval will not be required for the taking of any corporate action other than as provided in our Charter. For example, your approval would not be required for any merger or consolidation in which we are involved or sale of all or substantially all of our assets except to the extent that such transaction materially adversely changes the express powers, preferences, rights or privileges of the holders of Series A Preferred Stock. See “Description of the Series A Preferred Stock-Voting Rights.”
The Series A Preferred Stock has only a limited trading market, which may negatively affect its value and your ability to transfer and sell your shares.
The Series A Preferred Stock has only a limited trading market. An active trading market on the NYSE MKT for the Series A Preferred Stock may never develop or, even if one develops, may not be maintained and may not provide you with adequate liquidity. The liquidity of any market for the Series A Preferred Stock will depend on a number of factors, including prevailing interest rates, our financial condition and operating results, the number of holders of the Series A Preferred Stock, the market for similar securities and the interest of securities dealers in making a market in the Series A Preferred Stock. As a result, the ability to transfer or sell the Series A Preferred Stock could be adversely affected.
The Series A Preferred Stock is not convertible, and investors will not realize a corresponding upside if the price of our common stock increases.
The Series A Preferred Stock is not convertible into our common stock and earns dividends at a fixed rate. Accordingly, the market value of the Series A Preferred Stock may depend on dividend and interest rates for other preferred stock, commercial paper and other investment alternatives and our actual and perceived ability to pay dividends on, and in the event of dissolution satisfy the liquidation preference with respect to, the Series A Preferred Stock.
We will have broad discretion over the use of the net proceeds from this offering, you may not agree with how we use the proceeds and we may not invest the proceeds successfully.
To the extent that our 8% convertible promissory notes issued by us in July 2012, and due on July 31, 2015 (the “2015 Convertible Notes”), are not converted into shares of our common stock by the maturity date, we intend to use the net proceeds from this offering to repay the 2015 Convertible Notes. We intend to use the net proceeds which remain after the repayment of the 2015 Convertible Notes, if any, for general corporate purposes, which may include the repayment of other debt or the funding of potential acquisitions. Accordingly, we will have broad discretion as to the use of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for us. See “Use of Proceeds.”

Holders of the Series A Preferred Stock may be unable to use the dividends-received deduction and may not be eligible for the preferential tax rates applicable to “qualified dividend income.”
Distributions paid to corporate U.S. holders of the Series A Preferred Stock may be eligible for the dividends-received deduction, and distributions paid to non-corporate U.S. holders of the Series A Preferred Stock may be subject to tax at the preferential tax rates applicable to “qualified dividend income,” if we have current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. We do not currently have accumulated earnings and profits. Additionally, we may not have sufficient current earnings and profits during future fiscal years for the distributions on the Series A Preferred Stock to qualify as dividends for U.S. federal income tax purposes. If the distributions fail to qualify as dividends, U.S. holders would be unable to use the dividends-received deduction and may not be eligible for the preferential tax rates applicable to “qualified dividend income.” If any distributions on the Series A Preferred Stock with respect to any fiscal year are not eligible for the dividends-received deduction or preferential tax rates applicable to “qualified dividend income” because of insufficient current or accumulated earnings and profits, it is possible that the market value of the Series A Preferred Stock might decline.
For additional information concerning these matters, see “Material U.S. Federal Income Tax Considerations.”

USE OF PROCEEDS
We estimate that the net proceeds to us from the sale of 575,000 shares of Series A Preferred Stock offered in this offering, after deducting underwriting discounts and commissions and other offering expenses payable by us, will be approximately $13.5 million. To the extent that the 2015 Convertible Notes are not converted into shares of our common stock prior to their maturity date, we intend to use the net proceeds from this offering to repay the 2015 Convertible Notes. The 2015 Convertible Notes were issued by us in July 2012, accrue interest at the rate of 8% per year, are convertible into shares of our common stock at a conversion price of $3.97 per share, and mature on July 31, 2015. As of the date of this prospectus supplement, the aggregate principal amount of the 2015 Convertible Notes was $7.5 million.
We intend to use the net proceeds from this offering which remain after the repayment of the 2015 Convertible Notes, if any, for general corporate purposes, which may include the repayment of other debt or the funding of potential acquisitions; however, as of the date of this prospectus supplement, we have no specific plans to use the net proceeds from this offering for any potential acquisition. To the extent that the 2015 Convertible Notes are converted into shares of our common stock before the maturity date, then a greater portion of the net proceeds from this offering will be available for general corporate purposes, including the repayment of other debt or the funding of potential acquisitions.

CAPITALIZATION
Set forth below is our capitalization as of December 31, 2014, on an actual basis and as adjusted to reflect: (i) the issuance of 575,000 shares of the Series A Preferred Stock offered by this prospectus supplement and the accompanying prospectus, assuming net proceeds of this offering of approximately $13.5 million, after deducting underwriting discounts and commissions and other offering expenses payable by us; and (ii) the repayment of the 2015 Convertible Notes, assuming such notes are not converted into shares of our common stock prior to July 31, 2015.
The information below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014, which report is incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of December 31, 2014
	(in thousands)
	Actual	As Adjusted
	(audited)	(unaudited)
Cash and cash equivalents	$10,735	$16,735
Convertible debt(1)	14,000	6,500
Non-convertible debt	137,359	137,359
Total debt (including current portion)	151,359	143,859
Preferred stock, no par value; 1,550,000 shares authorized, 950,000 shares issued and outstanding-actual; 1,550,000 shares authorized, 1,525,000 shares issued and outstanding-as adjusted	20,392	33,892
Stockholders’ equity:
Common stock and additional paid-in capital	61,896	61,896
Accumulated deficit	(56,067)	(56,067)
Total stockholders’ equity	5,829	5,829
Non-controlling interests in subsidiaries	(2,440)	(2,440)
Total equity	3,389	3,389
Total capitalization	$185,875	$197,875

(1)
On March 31, 2015, we entered into Subscription Agreements with certain accredited investors pursuant to which we accepted subscriptions for an aggregate of $8.5 million in principal amount of our 10% convertible promissory notes due April 30, 2017, with a current conversion price of $4.25 per share (the “2017 Convertible Notes”). In connection with such acceptance, we issued on March 31, 2015, approximately $1.7 million in principal amount of 2017 Convertible Notes and will issue 2017 Convertible Notes for the remaining principal amount of the accepted subscriptions on or before April 30, 2015, upon receipt of payment thereof. The 2017 Convertible Notes are not reflected as convertible debt in the table above. To the extent not converted prior to maturity, we intend to use the net offering proceeds from the offering of the 2017 Convertible Notes to repay our 10% convertible promissory notes issued by us in March 2014 and due April 30, 2015, with an aggregate principal amount of $6.5 million and a conversion price of $4.50 per share.

MARKET PRICE OF AND DIVIDENDS ON THE SERIES A PREFERRED STOCK
The Series A Preferred Stock is listed on the NYSE MKT under the symbol “ADK.PRA.”
The following table sets forth the high and low sales prices per share of the Series A Preferred Stock on the NYSE MKT, and the quarterly cash dividends per share of Series A Preferred Stock declared, in each case for the periods indicated.

	High	Low	Dividends
2015
First Quarter	$29.50	$27.00	$0.68
Second Quarter (through April 2, 2015)	$29.64	$28.46	—
2014
First Quarter	$28.62	$25.35	$0.68
Second Quarter	$27.99	$25.90	$0.68
Third Quarter	$30.90	$26.11	$0.68
Fourth Quarter	$30.00	$26.30	$0.68
2013
First Quarter	$29.00	$25.06	$0.68
Second Quarter	$30.50	$26.29	$0.68
Third Quarter	$31.90	$26.30	$0.68
Fourth Quarter	$28.64	$24.63	$0.68

On April 8, 2015, the last closing sale price reported on the NYSE MKT for the Series A Preferred Stock was $26.25 per share.

DESCRIPTION OF THE SERIES A PREFERRED STOCK
This description of certain terms of the Series A Preferred Stock supplements, and, to the extent inconsistent therewith, replaces, the description of the general terms and provisions of the preferred stock set forth in the accompanying prospectus, to which description we hereby refer. The description of certain terms of the Series A Preferred Stock in this prospectus supplement does not purport to be complete and is in all respects subject to, and qualified in its entirety by references to, the relevant provisions of our Charter, our Bylaws, as amended (our “Bylaws”), and Georgia law. Our Charter and Bylaws are exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus form a part, and copies are available from us upon request.
General
Pursuant to our Charter, we are currently authorized to designate and issue up to 5,000,000 shares of preferred stock, no par value per share, in one or more classes or series and, subject to the limitations prescribed by our Charter and Georgia law, with the preferences, limitations and relative rights thereof as may be fixed from time to time by our Board of Directors without shareholder action, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any class or series. As of the date of this prospectus supplement, 1,550,000 shares of our preferred stock have been designated as Series A Preferred Stock, of which 950,000 shares are issued and outstanding.
The Series A Preferred Stock is listed on the NYSE MKT under the symbol “ADK.PRA,” and we intend to apply to list on the NYSE MKT under the same symbol the shares of Series A Preferred Stock offered in this offering. We anticipate that such shares will be approved for listing subject to issuance, will have the same CUSIP number as the currently outstanding shares of Series A Preferred Stock and will trade interchangeably with the currently outstanding shares of Series A Preferred Stock.
The transfer agent, registrar and dividend disbursing agent for the Series A Preferred Stock is Continental Stock Transfer & Trust Company.
Maturity
The Series A Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption, except following a Change of Control. Shares of the Series A Preferred Stock will remain outstanding indefinitely unless we decide to redeem them as described under “Description of Series A Preferred Stock-Redemption-General” or we are required to redeem them following a Change of Control as described under “Description of the Series A Preferred Stock-Redemption-Special Redemption Upon a Change of Control.” We are not required to set aside funds to redeem the Series A Preferred Stock.
Ranking
The Series A Preferred Stock ranks: (i) senior to our common stock and any other shares of stock that we may issue in the future, the terms of which specifically provide that such stock ranks junior to the Series A Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up, which we refer to as “junior shares”; (ii) equal to any shares of stock that we may issue in the future, the terms of which specifically provide that such stock ranks on parity with such Series A Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up, which we refer to as “parity shares”; (iii) junior to all other shares of stock issued by us, the terms of which specifically provide that such stock ranks senior to the Series A Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (any such creation would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock), which we refer to as “senior shares”; and (iv) junior to all our existing and future indebtedness.

Dividends
Holders of the Series A Preferred Stock are entitled to receive, when and as declared by our Board of Directors, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 10.875% per annum of the $25.00 per share liquidation preference, equivalent to $2.7187 per annum per share.
Dividends on the Series A Preferred Stock accrue daily and are cumulative from, but excluding, the date of original issuance and are payable quarterly in arrears on or about last calendar day of each March, June, September and December (each of which we refer to as a “dividend payment date”), provided that if any dividend payment date is not a business day, then the dividend which would have been payable on that dividend payment date will be paid on the next succeeding business day, and no interest, additional dividends or other sums will accrue on the amount so payable for the period from and after that dividend payment date to that next succeeding business day. Dividends payable on the shares of Series A Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. We pay dividends to holders of record as they appear in our stock records at the close of business on the applicable dividend record date, which is the tenth day preceding the applicable dividend payment date, or such other date we establish no less than ten days and no more than 30 days preceding the dividend payment date (the “dividend record date”).
We will not declare or pay or set aside for payment any dividend on the shares of Series A Preferred Stock if the terms of any of our agreements or senior shares, including agreements relating to our indebtedness, prohibit us from doing so or provide that doing so would put is in breach of or default under any such agreement, or if the declaration, payment or setting aside of funds is restricted or prohibited by law. Certain of our current mortgage loans prohibit the payment of dividends by us unless certain requirements are met, including obtaining the approval of the lender in certain circumstances. There is no assurance that we will meet all such requirements. In addition, future contractual covenants or arrangements we enter into may restrict or prevent future dividend payments.
Notwithstanding the foregoing, however, dividends on the shares of Series A Preferred Stock will accrue regardless of whether: (i) the terms of our senior shares or our agreements, including our existing or future indebtedness, at any time prohibit the current payment of dividends; (ii) we have earnings; (iii) there are funds legally available for the payment of such dividends; or (iv) such dividends are declared by our Board of Directors. Except as otherwise provided, accrued but unpaid distributions on the shares of Series A Preferred Stock will not bear interest, and holders of the shares of Series A Preferred Stock will not be entitled to any distributions in excess of full cumulative distributions as described above. All dividends on the shares of Series A Preferred Stock will be credited to the previously accrued dividends on the shares of Series A Preferred Stock. We will credit any dividends paid on the shares of Series A Preferred Stock first to the earliest accrued and unpaid dividend due.
The payment of dividends on our common stock and preferred stock, including the Series A Preferred Stock, will be at the discretion of our Board of Directors and will depend on, among other things, the earnings and results of operations of our subsidiaries, their ability to pay dividends and other distributions to us under agreements governing their indebtedness, our financial condition and capital requirements, any debt service requirements and any other factors our Board of Directors deems relevant. Our subsidiaries may not pay dividends or other distributions to us under certain agreements governing their indebtedness if they are in default or breach of such agreements. Accordingly, we do not guarantee that we will be able to make cash dividends on our preferred stock, including the Series A Preferred Stock, or what the actual dividends will be for any future period.
Unless full cumulative dividends on the Series A Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods, no dividends (other than in shares of our common stock or in shares of any series of our preferred stock that we may issue which are junior shares) shall be declared or paid or set aside for payment upon shares of our common stock, junior shares or parity shares. Nor shall any other distribution be declared or made upon shares of our common stock, junior shares or parity shares. In addition, any shares of our common stock, junior shares or parity shares shall not be redeemed, purchased or otherwise acquired for any consideration (or any moneys paid to or made available for a sinking fund for the redemption of any such shares) by us (except as mandatorily required by the terms of such equity security or by conversion into or exchange for shares of our other capital stock that we may issue which are junior shares).

When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Stock and parity shares, all dividends declared upon the Series A Preferred Stock and parity shares shall be declared pro rata so that the amount of dividends declared per share of Series A Preferred Stock and such other parity shares shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such other series of our preferred stock that we may issue (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears.
Failure to Make Dividend Payments. If we have committed a Dividend Default by failing to pay the accrued cash dividends on the outstanding Series A Preferred Stock in full for any four consecutive or non-consecutive quarterly periods, then until we have paid all accrued dividends on the shares of the Series A Preferred Stock for all dividend periods up to, and including, the dividend payment date on which the accumulated and unpaid dividends are paid in full: (i) the annual dividend rate on the Series A Preferred Stock will be increased to 12.875% per annum, which we refer to as the “Penalty Rate,” commencing on the first day after the missed fourth quarterly payment; and (iii) the holders of the Series A Preferred Stock will have the voting rights described under “Description of the Series A Preferred Stock-Voting Rights.” Once we have paid all accumulated and unpaid dividends in full and have paid cash dividends at the Penalty Rate in full for an additional two consecutive quarters (or declared such dividends provided that a sum sufficient for the payment thereof is set aside for such payment), the dividend rate will be restored to the stated rate and the foregoing provisions will not be applicable, unless we again fail to pay any quarterly dividend for any future quarter.
Failure to Maintain a Listing on a National Exchange. If a Delisting Event occurs because we fail for 180 or more consecutive days to maintain the listing of the Series A Preferred Stock on a national exchange, then: (i) the annual dividend rate on the Series A Preferred Stock will be increased to the Penalty Rate commencing on the 181st day; and (ii) the holders of the Series A Preferred Stock will have the voting rights described under “Description of the Series A Preferred Stock-Voting Rights.” When the Series A Preferred Stock is once again listed on a national exchange, the dividend rate will be restored to the stated rate and the foregoing provisions will not be applicable, unless the Series A Preferred Stock is again no longer listed on a national exchange.
Liquidation Preference
Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment shall be made to the holders of any common stock or any other class or series of junior shares in the distribution of assets upon any liquidation, dissolution or winding up of us, the holders of Series A Preferred Stock are entitled to receive out of our assets legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference, or $25.00 per share, plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to, but excluding, the date of payment. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of our remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding Series A Preferred Stock and the corresponding amounts payable on all senior shares and parity shares, then after payment of the liquidating distribution on all outstanding senior shares, the holders of the Series A Preferred Stock and all other such classes or series of parity shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. For such purposes, the consolidation or merger of us with or into any other entity, or the sale, lease or conveyance of all or substantially all of our property or business, or a statutory share exchange shall not be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of us.
The certificate of amendment to our Charter with respect to the Series A Preferred Stock does not contain any provision requiring funds to be set aside to protect the liquidation preference of the Series A Preferred Stock.
Redemption
General. We may not redeem the Series A Preferred Stock prior to December 1, 2017, except that we are required to redeem the Series A Preferred Stock following a “Change of Control” as described under “Description of the Series A Preferred

Stock-Redemption-Special Redemption Upon a Change of Control.” On and after December 1, 2017, we, at our option, upon not less than 30 nor more than 60 days’ written notice, may redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon (whether or not earned or declared) to, but excluding, the date fixed for redemption, without interest. If fewer than all of the outstanding Series A Preferred Stock are to be redeemed, the number of shares to be redeemed will be determined by us and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in an equitable manner determined by us.
Unless full cumulative dividends on all Series A Preferred Stock and all parity shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no Series A Preferred Stock or parity shares shall be redeemed unless all outstanding Series A Preferred Stock and parity shares are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series A Preferred Stock or parity shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Stock and parity shares. Furthermore, unless full cumulative dividends on all outstanding Series A Preferred Stock and parity shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, we shall not purchase or otherwise acquire directly or indirectly any Series A Preferred Stock or parity shares (except by conversion into or exchange for junior shares and parity shares).
From and after the redemption date (unless we default in payment of the redemption price), all dividends will cease to accumulate on the Series A Preferred Stock, such shares shall no longer be deemed to be outstanding, and all of your rights as a holder of shares of Series A Preferred Stock will terminate with respect to such shares, except the right to receive the redemption price and all accrued and unpaid dividends up to, but excluding, the redemption date.
Special Redemption Upon Change of Control. If a “Change of Control” of us by a person, entity or group occurs, we (or the acquiring entity) will be required to redeem the Series A Preferred Stock, in whole but not in part, within 120 days after the date on which the Change of Control has occurred, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon (whether or not earned or declared) to, but excluding, the redemption date, without interest.
A “Change of Control” is deemed to occur when the following have occurred and are continuing:

•
the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of our stock entitling that person to exercise more than 50% of the total voting power of all our stock entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•
following the closing of any acquisition described in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or American depositary receipts representing such securities) listed on a national exchange.

Redemption Procedures. Notice of an optional redemption made pursuant to the provisions described under “Description of Series A Preferred Stock-Redemption-General” will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Series A Preferred Stock at the address shown on our share transfer books. Notice of a redemption upon a Change of Control made pursuant to the provisions described under “Description of Series A Preferred Stock-Redemption-Special Redemption Upon Change of Control” will be mailed by first class mail within 20 days following the occurrence of the Change of Control. In each case, the notice shall state, as applicable: (i) the redemption date; (ii) the number of shares of Series A Preferred Stock to be redeemed, if an optional redemption; (iii) the redemption price of $25.00 per share of Series A Preferred Stock, plus any accrued and unpaid dividends through, but excluding, the date of redemption; (iv) the place or places where any certificates issued for Series A Preferred Stock, other than through the DTC book entry described under “Description of the Series A Preferred Stock-Book Entry,” are to be surrendered for payment of the redemption price; (v) that dividends on the Series A Preferred Stock will cease to accrue on such redemption date; and (vi) any other information required by law or by the applicable rules of any exchange upon which the Series A Preferred Stock may be listed or admitted for trading. In the case of an optional redemption in which fewer than all outstanding shares of Series A Preferred Stock are to be redeemed, then the notice mailed to each such holder thereof shall also specify the number of shares of Series A Preferred Stock to be redeemed from each such holder.
Our obligation to provide cash in connection with our redemption of the Series A Preferred Stock shall be deemed fulfilled if, on or prior to the redemption date, we irrevocably deposit the redemption price (including accrued and unpaid dividends) of the Series A Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company, in which case the notice to holders of the Series A Preferred Stock will: (i) state the date of such deposit; (ii) specify the office of such bank or trust company as the place of payment of the redemption price; and (iii) require such holders to surrender any certificates issued for Series A Preferred Stock, other than through the DTC book entry described under “Description of Series A Preferred Stock-Book Entry Procedures,” at such place on or about the date fixed in such redemption notice (which may not be later than such redemption date) against payment of the redemption price (including all accrued and unpaid dividends to the redemption date). Any interest or other earnings earned on the redemption price (including all accrued and unpaid dividends) deposited with a bank or trust company will be paid to us. Any monies so deposited that remain unclaimed by the holders of the Series A Preferred Stock at the end of six months after the redemption date will be returned to us by such bank or trust company. If we make such a deposit, shares of the Series A Preferred Stock shall not be considered outstanding for purposes of voting or determining shares entitled to vote on any matter on or after the date of such deposit.
On or after the date fixed for redemption, each holder of shares of Series A Preferred Stock that holds a certificate other than through the DTC book entry described under “Description of Series A Preferred Stock-Book Entry Procedures” must present and surrender (and properly endorse or assign for transfer, if we require and if the applicable notice shall so state) each certificate representing his Series A Preferred Stock to us at the place designated in the applicable notice and thereupon the redemption price of such shares will be paid to or on the order of the person whose name appears on such certificate representing the Series A Preferred Stock as the owner thereof, and each surrendered certificate will be canceled. All shares of Series A Preferred Stock redeemed by us will be retired and restored to the status of authorized but unissued shares of our undesignated preferred stock.
Notwithstanding the foregoing, if we redeem any shares of Series A Preferred Stock and if the redemption date occurs after a dividend record date and on or prior to the related dividend payment date, then the dividend payable on such dividend payment date with respect to such shares called for redemption shall be payable on such dividend payment date to the holders of record at the close of business on such dividend record date, and shall not be payable as part of the redemption price for such shares.
Voting Rights
Holders of the Series A Preferred Stock do not have any voting rights, except as set forth below or as otherwise required by law.
Whenever a Dividend Default or a Delisting Event (each, a “Penalty Event”) has occurred, the number of directors constituting our Board of Directors will be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other classes or series of stock we may issue upon which similar voting rights have been conferred and are exercisable and with which the Series A Preferred Stock is entitled to vote as a class with respect to the election of those two directors), and the holders of the Series A Preferred Stock (voting together as a class with all other classes or series of stock we may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election of those two directors) will be entitled to vote for the election of those two additional directors at a special meeting called by us at the request of the holders of record of at least 25% of the outstanding shares of Series A Preferred Stock or by the holders of any other classes or series of stock upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election of those two directors (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of our shareholders, in which case, such vote will be held at the earlier of the next annual or special meeting of our shareholders), and at each subsequent annual meeting until a Correction Event (as defined below) has occurred with respect to each Penalty Event then continuing. On the date a Correction Event occurs, the right of holders of the Series A Preferred Stock to elect any directors will cease and, unless there are other classes or series of our stock upon which similar voting rights have been conferred and are exercisable, the term of any directors elected by holders of the Series A Preferred Stock shall immediately terminate and the number of directors constituting our Board of Directors shall be reduced accordingly. For purposes of this prospectus, a “Correction Event” means, (i) with respect to any Delisting Event, the listing of the Series A Preferred Stock for trading on a national exchange and (ii) with respect to a Dividend Default, the payment of all accumulated and unpaid dividends in full and the payment of cash dividends at the Penalty Rate in full for an additional two consecutive quarters (or the declaration of such dividends provided that a sum sufficient for the payment thereof is set aside for such payment). In no event shall the holders of Series A Preferred Stock be entitled pursuant to these voting rights to elect a director that would cause us to fail to satisfy a requirement relating to director independence of any national exchange on which any class or series of our stock is listed or quoted. For the avoidance of doubt, in no event shall the total number of directors elected by holders of the Series A Preferred Stock (voting together as a class with all other classes or series of stock we may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election of such directors) pursuant to these voting rights exceed two.
If a special meeting is not called by us within 75 days after request from the requisite holders of Series A Preferred Stock (or holders of other series or classes of stock we may issue upon which similar voting rights have been conferred and are exercisable) as described above, then the holders of record of at least 25% of the outstanding Series A Preferred Stock may designate a holder to call the meeting at our expense, and such meeting may be called by the holder so designated upon notice similar to that required for annual meetings of our shareholders and shall be held at the place designated by the holder calling such meeting.
If, at any time when the voting rights conferred upon the Series A Preferred Stock are exercisable, any vacancy in the office of a director elected shall occur, then such vacancy may be filled only by the remaining such director or by vote of the holders of record of the outstanding Series A Preferred Stock and any other classes or series of stock upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election of directors. Any director elected or appointed may be removed only by the affirmative vote of holders of the outstanding Series A Preferred Stock and any other classes or series of stock upon which similar voting rights have been conferred and are exercisable and which classes or series of stock are entitled to vote as a class with the Series A Preferred Stock in the election of directors, such removal to be effected by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding Series A Preferred Stock and any such other classes or series of stock, and may not be removed by the holders of our common stock.
On each matter on which holders of Series A Preferred Stock are entitled to vote, each share of Series A Preferred Stock will be entitled to one vote, except that when shares of any other class or series of our stock have the right to vote with the Series A Preferred Stock as a single class on any matter, the Series A Preferred Stock and the shares of each such other class or series will have one vote for each $25.00 of liquidation preference (excluding accumulated dividends).
So long as any shares of Series A Preferred Stock remain outstanding, we will not, without the affirmative vote of the holders of at least two-thirds of the shares of the Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting together as a series and also together as a class with all other classes or series of stock that we may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock): (a) authorize or create, or increase the authorized or issued amount of, any class or series of senior shares or reclassify any of our authorized stock into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (b) amend, alter or repeal the provisions of our Charter, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock (each, an “Event”); provided, however, with respect to the occurrence of any Event set forth in (b) above, so long as the Series A Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that, upon an occurrence of an Event, we may not be the surviving entity (whether or not such Event would constitute a Change of Control), the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series A Preferred Stock (although we would be required to redeem the Series A Preferred Stock if such Event constitutes a Change of Control) and, provided further, that any increase in the amount of the authorized common stock or other stock we may issue, including the Series A Preferred Stock, or the creation or issuance of any additional common stock, Series A Preferred Stock or other class or other series of stock that we may issue, or any increase in the amount of authorized shares of such class or series, in each case which are parity shares or junior shares, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers and shall not require any affirmative vote or consent of the holders of the Series A Preferred Stock.
The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.
Except as expressly stated in the certificate of amendment to our Charter with respect to the Series A Preferred Stock, or as may be required by applicable law, the Series A Preferred Stock will not have any relative, participating, optional or other special voting rights or powers and the affirmative vote or consent of the holders thereof shall not be required for the taking of any corporate action.
Conversion
The Series A Preferred Stock is not, pursuant to its terms, convertible into or exchangeable for any of our other property or securities.
Information Rights
During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series A Preferred Stock are outstanding, we will use our best efforts to (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series A Preferred Stock, as their names and addresses appear on our record books and without cost to such holders, copies of the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any holders or prospective holder of Series A Preferred Stock. We will use our best efforts to mail (or otherwise provide) the information to the holders of the Series A Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if we were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which we would be required to file such periodic reports if we were a “non-accelerated filer” within the meaning of the Exchange Act.
Preemptive Rights
No holders of the Series A Preferred Stock will, as holders of Series A Preferred Stock, have any preemptive rights to purchase or subscribe for our common stock or any other security.
Book-Entry Procedures
The Depository Trust Company & Clearing Corporation (“DTC”), will act as securities depositary for the Series A Preferred Stock. We will issue one or more fully registered global securities certificates in the name of DTC’s nominee, Cede & Co. These certificates will represent the total aggregate number of shares of Series A Preferred Stock. We will deposit these certificates with DTC or a custodian appointed by DTC. We will not issue certificates to you for the Series A Preferred Stock that you purchase, unless DTC’s services are discontinued as described below.

Title to book-entry interests in the Series A Preferred Stock will pass by book-entry registration of the transfer within the records of DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the securities may be transferred within DTC in accordance with procedures established for these purposes by DTC.
Each person owning a beneficial interest in the Series A Preferred Stock must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of the Series A Preferred Stock.
DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants, referred to as “Direct Participants,” deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the NYSE MKT and the Financial Industry Regulatory Authority, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly, referred to as “Indirect Participants.” The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.
When you purchase the Series A Preferred Stock within the DTC system, the purchase must be made by or through a Direct Participant. The Direct Participant will receive a credit for the Series A Preferred Stock on DTC’s records. You, as the actual owner of the Series A Preferred Stock, are the “beneficial owner.” Your beneficial ownership interest will be recorded on the Direct and Indirect Participants’ records, but DTC will have no knowledge of your individual ownership. DTC’s records reflect only the identity of the Direct Participants to whose accounts Series A Preferred Stock is credited.
You will not receive written confirmation from DTC of your purchase. The Direct or Indirect Participants through whom you purchased the Series A Preferred Stock should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The Direct and Indirect Participants are responsible for keeping an accurate account of the holdings of their customers like you.
Transfers of ownership interests held through Direct and Indirect Participants will be accomplished by entries on the books of Direct and Indirect Participants acting on behalf of the beneficial owners.
The laws of some states may require that specified purchasers of securities take physical delivery of the Series A Preferred Stock in definitive form. These laws may impair the ability to transfer beneficial interests in the global certificates representing the Series A Preferred Stock.
Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
We understand that, under DTC’s existing practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global security such as you desires to take any action which a holder is entitled to take under our Charter, as amended or supplemented, DTC would authorize the Direct Participants holding the relevant shares to take such action, and those Direct Participants and any Indirect Participants would authorize beneficial owners owning through those Direct and Indirect Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Redemption notices will be sent to Cede & Co. If less than all of the outstanding shares of Series A Preferred Stock are being redeemed, then DTC will reduce each Direct Participant’s holdings of Series A Preferred Stock in accordance with its procedures.
In those instances where a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to the Series A Preferred Stock. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Series A Preferred Stock is credited on the record date, which are identified in a listing attached to the omnibus proxy.
Dividends on the Series A Preferred Stock will be made directly to DTC. DTC’s practice is to credit participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that payment date.
Payments by Direct and Indirect Participants to beneficial owners such as you will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participant and not of DTC, us or any agent of ours.
DTC may discontinue providing its services as securities depositary with respect to the Series A Preferred Stock at any time by giving reasonable notice to us. Additionally, we may decide to discontinue the book-entry only system of transfers with respect to the Series A Preferred Stock. In that event, we will print and deliver certificates in fully registered form for the Series A Preferred Stock. If DTC notifies us that it is unwilling to continue as securities depositary, or if it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue the Series A Preferred Stock in definitive form, at our expense, upon registration of transfer of, or in exchange for, such global security.
According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.
Initial settlement for the Series A Preferred Stock will be made in immediately available funds. Secondary market trading between DTC’s participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion summarizes the material U.S. federal income tax considerations that may be applicable to “U.S. holders” and “non-U.S. holders” (each as defined below) with respect to the purchase, ownership and disposition of the Series A Preferred Stock offered by this prospectus. This discussion only applies to purchasers who purchase and hold the Series A Preferred Stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally property held for investment). This discussion does not describe all of the tax consequences that may be relevant to each purchaser or holder of the Series A Preferred Stock in light of its particular circumstances.
This discussion is based upon provisions of the Code, Treasury regulations, rulings and judicial decisions as of the date hereof. These authorities may change, perhaps retroactively, which could result in U.S. federal income tax consequences different from those summarized below. This discussion does not address all aspects of U.S. federal income taxation (such as the alternative minimum tax) and does not describe any foreign, state, local or other tax considerations that may be relevant to a purchaser or holder of the Series A Preferred Stock in light of their particular circumstances. In addition, this discussion does not describe the U.S. federal income tax consequences applicable to a purchaser or a holder of the Series A Preferred Stock who is subject to special treatment under U.S. federal income tax laws (including, a corporation that accumulates earnings to avoid U.S. federal income tax, a pass-through entity or an investor in a pass-through entity, a tax-exempt entity, pension or other employee benefit plans, financial institutions or broker-dealers, persons holding the Series A Preferred Stock as part of a hedging or conversion transaction or straddle, a person subject to the alternative minimum tax, an insurance company, former U.S. citizens or former long-term U.S. residents). We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this discussion.
If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds the Series A Preferred Stock, the U.S. federal income tax treatment of a partner of that partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding the Series A Preferred Stock, you should consult your tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of the Series A Preferred Stock.
THIS DISCUSSION CANNOT BE USED BY ANY HOLDER FOR THE PURPOSE OF AVOIDING TAX PENALTIES THAT MAY BE IMPOSED ON SUCH HOLDER. IF YOU ARE CONSIDERING THE PURCHASE OF THE SERIES A PREFERRED STOCK, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF THE SERIES A PREFERRED STOCK IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER OTHER FEDERAL TAX LAW AND THE LAWS OF APPLICABLE STATE, LOCAL AND FOREIGN TAXING JURISDICTIONS. YOU SHOULD ALSO CONSULT WITH YOUR TAX ADVISORS CONCERNING ANY POSSIBLE ENACTMENT OF LEGISLATION THAT WOULD AFFECT YOUR INVESTMENT IN THE SERIES A PREFERRED STOCK IN YOUR PARTICULAR CIRCUMSTANCES.
U.S. Holders
Subject to the qualifications set forth above, the following discussion summarizes the material U.S. federal income tax considerations that may relate to the purchase, ownership and disposition of the Series A Preferred Stock by “U.S. holders.” You are a “U.S. holder” if you are a beneficial owner of Series A Preferred Stock and you are for U.S. federal income tax purposes;

•	an individual citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if it (i) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

Distributions in General. If distributions are made with respect to the Series A Preferred Stock, such distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined under the Code. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce a U.S. holder’s tax basis in the Series A Preferred Stock on a share-by-share basis, and the excess will be treated as gain from the disposition of the Series A Preferred Stock, the tax treatment of which is discussed below under “Material U.S. Federal Income Tax Considerations-U.S. Holders: Disposition of Series A Preferred Stock, Including Redemptions.”
Under current law, dividends received by individual holders of the Series A Preferred Stock will be subject to a reduced maximum tax rate of 20% if such dividends are treated as “qualified dividend income” for U.S. federal income tax purposes. The rate reduction does not apply to dividends received to the extent that the individual shareholder elects to treat the dividends as “investment income,” which may be offset against investment expenses. Furthermore, the rate reduction does not apply to dividends that are paid to individual shareholders with respect to Series A Preferred Stock that is held for 60 days or less during the 121-day period beginning on the date which is 60 days before the date on which the Series A Preferred Stock becomes ex-dividend (or where the dividend is attributable to a period or periods in excess of 366 days, Series A Preferred Stock that is held for 90 days or less during the 181-day period beginning on the date which is 90 days before the date on which the Series A Preferred Stock becomes ex-dividend). Also, if a dividend received by an individual shareholder that qualifies for the rate reduction is an “extraordinary dividend” within the meaning of Section 1059 of the Code, any loss recognized by such individual shareholder on a subsequent disposition of the stock will be treated as long-term capital loss to the extent of such “extraordinary dividend,” irrespective of such shareholder’s holding period for the stock. In addition, dividends recognized by U.S. holders that are individuals could be subject to the new 3.8% tax on net investment income. Individual shareholders should consult their own tax advisors regarding the implications of these rules in light of their particular circumstances.
Dividends received by corporate shareholders generally will be eligible for the dividends-received deduction. Generally, this deduction is allowed if the underlying stock is held for at least 46 days during the 91 day period beginning on the date 45 days before the ex-dividend date of the stock, and for cumulative preferred stock with an arrearage of dividends attributable to a period in excess of 366 days, the holding period is at least 91 days during the 181 day period beginning on the date 90 days before the ex-dividend date of the stock. Corporate shareholders of the Series A Preferred Stock should also consider the effect of Section 246A of the Code, which reduces the dividends - received deduction allowed to a corporate shareholder that has incurred indebtedness that is “directly attributable” to an investment in portfolio stock such as preferred stock. If a corporate shareholder receives a dividend on the Series A Preferred Stock that is an “extraordinary dividend” within the meaning of Section 1059 of the Code, the shareholder in certain instances must reduce its basis in the Series A Preferred Stock by the amount of the “nontaxed portion” of such “extraordinary dividend” that results from the application of the dividends-received deduction. If the “nontaxed portion” of such “extraordinary dividend” exceeds such corporate shareholder’s basis, any excess will be taxed as gain as if such shareholder had disposed of its shares in the year the “extraordinary dividend” is paid. Each domestic corporate holder of the Series A Preferred Stock is urged to consult with its tax advisors with respect to the eligibility for and the amount of any dividends received deduction and the application of Code Section 1059 to any dividends it may receive on the Series A Preferred Stock.
Constructive Distributions on Series A Preferred Stock. A distribution by a corporation of its stock deemed made with respect to its preferred stock is treated as a distribution of property to which Section 301 of the Code applies. If a corporation issues preferred stock that may be redeemed at a price higher than its issue price, the excess (a “redemption premium”) is treated under certain circumstances as a constructive distribution (or series of constructive distributions) of additional preferred stock.
The constructive distribution of property equal to the redemption premium would accrue without regard to the holder’s method of accounting for U.S. federal income tax purposes at a constant yield determined under principles similar to the determination of original issue discount (“OID”) pursuant to Treasury regulations under Sections 1271 through 1275 of the Code

(the “OID Rules”). The constructive distributions of property would be treated for U.S. federal income tax purposes as actual distributions of the Series A Preferred Stock that would constitute a dividend, return of capital or capital gain to the holder of the stock in the same manner as cash distributions described under “Material U.S. Federal Income Tax Considerations-U.S. Holders: Distributions in General.” The application of principles similar to those applicable to debt instruments with OID to a redemption premium for the Series A Preferred Stock is uncertain.
We have the right to call the Series A Preferred Stock for redemption on or after December 1, 2017 (the “call option”), and are required to redeem the Series A Preferred Stock upon any Change of Control (the “contingent call obligation”). The stated redemption price of the Series A Preferred Stock upon any redemption pursuant to our call option or contingent call obligation is equal to the liquidation preference of the Series A Preferred Stock (i.e., $25, plus accrued and unpaid dividends) and is payable in cash.
If the redemption price of the Series A Preferred Stock exceeds the issue price of the Series A Preferred Stock upon any redemption pursuant to our call option or contingent call obligation, the excess will be treated as a redemption premium that may result in certain circumstances in a constructive distribution or series of constructive distributions to U.S. holders of additional Series A Preferred Stock. The redemption price for the Series A Preferred Stock should be the liquidation preference of the Series A Preferred Stock. Assuming that the issue price of the Series A Preferred Stock is determined under principles similar to the OID Rules, the issue price for the Series A Preferred Stock should be the initial offering price to the public (excluding bond houses and brokers) at which a substantial amount of the Series A Preferred Stock is sold.
A redemption premium for the Series A Preferred Stock should not result in constructive distributions to U.S. holders of the Series A Preferred Stock if the redemption premium is less than a de minimis amount as determined under principles similar to the OID Rules. A redemption premium for the Series A Preferred Stock should be considered de minimis if such premium is less than .0025 of the Series A Preferred Stock’s liquidation value of $25.00 at maturity, multiplied by the number of complete years to maturity. Because the determination under the OID Rules of a maturity date for the Series A Preferred Stock is unclear, the remainder of this discussion assumes that the Series A Preferred Stock is issued with a redemption premium greater than a de minimis amount.
The call option should not require constructive distributions of the redemption premium, if based on all of the facts and circumstances as of the issue date, a redemption pursuant to the call option is not more likely than not to occur. The Treasury regulations provide that an issuer’s right to redeem will not be treated as more likely than not to occur if: (i) the issuer and the holder of the stock are not related within the meaning of Section 267(b) or Section 707(b) of the Code (substituting “20%” for the phrase “50%”); (ii) there are no plans, arrangements, or agreements that effectively require or are intended to compel the issuer to redeem the stock; and (iii) exercise of the right to redeem would not reduce the yield on the stock determined using principles applicable to the determination of OID under the OID Rules. The fact that a redemption right is not within the safe harbor described in the preceding sentence does not mean that an issuer’s right to redeem is more likely than not to occur and the issuer’s right to redeem must still be tested under all the facts and circumstances to determine if it is more likely than not to occur. We do not believe that a redemption pursuant to the call option should be treated as more likely than not to occur under the foregoing test. Accordingly, no U.S. holder of the Series A Preferred Stock should be required to recognize constructive distributions of the redemption premium because of our call option.
Also, under Treasury regulations, a constructive distribution would be required if we are obligated to redeem the Series A Preferred Stock at a “specified time” unless such obligation is subject to a contingency that is beyond the legal or practical control of the holder or holders as a group and that, based on all of the facts and circumstances as of the issue date, renders remote the likelihood of redemption. Our contingent call obligation to redeem the Series A Preferred Stock upon a Change of Control may be treated as a mandatory redemption of the stock at a specified time under the Treasury regulations, although the matter is uncertain. However, we believe that such a contingency is beyond the legal or practical control of the holder or holders of the Series A Preferred Stock. In this regard, a Change of Control occurs upon the date of an acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions, of our stock entitling that person to exercise more than 50% of the total voting power of all our stock entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); provided, that following the closing of any such acquisition, neither we nor the acquiring or surviving entity has a class of common securities (or American depositary receipts representing such securities) listed on a national exchange. The Series A Preferred Stock generally does not possess voting rights except in limited instances including those in which we have failed to pay in full cash dividends on the Series A Preferred Stock for a total of any four consecutive or non-consecutive quarterly periods or the Series A Preferred Stock is no longer listed on a national exchange. In those limited instances, the Series A Preferred Stock holders would have the right to appoint two directors to our Board of Directors. We do not believe that the holders of the Series A Preferred Stock by reason of holding such stock possess the power or authority to require a Change of Control.
Prospective purchasers of the Series A Preferred Stock should consult their own tax advisors regarding the potential implications of these rules.
Disposition of Series A Preferred Stock, Including Redemptions. Upon any sale, exchange, redemption (except as discussed below) or other disposition of the Series A Preferred Stock, a U.S. holder will recognize capital gain or loss equal to the difference between the amount realized by the U.S. holder and the U.S. holder’s adjusted tax basis in the Series A Preferred Stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the Series A Preferred Stock is longer than one year. A U.S. holder should consult its own tax advisors with respect to applicable tax rates and netting rules for capital gains and losses. Certain limitations exist on the deduction of capital losses by both corporate and non-corporate taxpayers. In addition, gains recognized by U.S. holders that are individuals could be subject to the new 3.8% tax on net investment income.
A redemption of shares of the Series A Preferred Stock will generally be a taxable event. If the redemption is treated as a sale or exchange, instead of a dividend, a U.S. holder will recognize capital gain or loss (which will be long-term capital gain or loss, if the U.S. holder’s holding period for such Series A Preferred Stock exceeds one year) equal to the difference between the amount realized by the U.S. holder and the U.S. holder’s adjusted tax basis in the Series A Preferred Stock redeemed, except to the extent that any cash received is attributable to any accrued but unpaid dividends on the Series A Preferred Stock, which will be subject to the rules discussed above in “Material U.S. Federal Income Tax Considerations-U.S. Holders: Distributions in General.” A payment made in redemption of Series A Preferred Stock may be treated as a dividend, rather than as payment in exchange for the Series A Preferred Stock, unless the redemption:

•	is “not essentially equivalent to a dividend” with respect to a U.S. holder under Section 302(b)(1) of the Code;

•	is a “substantially disproportionate” redemption with respect to a U.S. holder under Section 302(b)(2) of the Code;

•	results in a “complete redemption” of a U.S. holder’s stock interest in the company under Section 302(b)(3) of the Code; or

•	is a redemption of stock held by a non-corporate shareholder, which results in a partial liquidation of the company under Section 302(b)(4) of the Code.
In determining whether any of these tests has been met, a U.S. holder must take into account not only shares of the Series A Preferred Stock and our common stock that the U.S. Holder actually owns, but also shares of stock that the U.S. holder constructively owns within the meaning of Section 318 of the Code.
A redemption payment will be treated as “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in a U.S. holder’s aggregate stock interest in the company, which will depend on the U.S. holder’s particular facts and circumstances at such time. If the redemption payment is treated as a dividend, the rules discussed above in “Material U.S. Federal Income Tax Considerations-U.S. Holders: Distributions in General” apply.

Satisfaction of the “complete redemption” and “substantially disproportionate” exceptions is dependent upon compliance with the objective tests set forth in Section 302(b)(3) and Section 302(b)(2) of the Code, respectively. A redemption will result in a “complete redemption” if either all of the shares of our stock actually and constructively owned by a U.S. holder are exchanged in the redemption or all of the shares of our stock actually owned by the U.S. holder are exchanged in the redemption and the U.S. holder is eligible to waive, and the U.S. holder effectively waives, the attribution of shares of our stock constructively owned by the U.S. holder in accordance with the procedures described in Section 302(c)(2) of Code. A redemption does not qualify for the “substantially disproportionate” exception if the stock redeemed is only non-voting stock, and for this purpose, stock which does not have voting rights until the occurrence of an event is not voting stock until the occurrence of the specified event. Accordingly, any redemption of the Series A Preferred Stock generally will not qualify for this exception because the voting rights are limited as provided in the “Description of Series A Preferred Stock-Voting Rights.”
For purposes of the “redemption from non-corporate shareholders in a partial liquidation” test, a distribution will be treated as in partial liquidation of a corporation if the distribution is not essentially equivalent to a dividend (determined at the corporate level rather than the shareholder level) and the distribution is pursuant to a plan and occurs within the taxable year in which the plan was adopted or within the succeeding taxable year. For these purposes, a distribution is generally not essentially equivalent to a dividend if the distribution results in a corporate contraction. The determination of what constitutes a corporate contraction is factual in nature, and has been interpreted under case law to include the termination of a business or line of business.
Each U.S. holder of the Series A Preferred Stock should consult its own tax advisors to determine whether a payment made in redemption of the Series A Preferred Stock will be treated as a dividend or a payment in exchange for the Series A Preferred Stock. If the redemption payment is treated as a dividend, the rules discussed above in “Material U.S. Federal Income Tax Considerations-U.S. Holders: Distributions in General” apply.
Under proposed Treasury regulations, if any amount received by a U.S. holder in redemption of Series A Preferred Stock is treated as a distribution with respect to such holder’s Series A Preferred Stock, but not as a dividend, such amount will be allocated to all shares of the Series A Preferred Stock held by such holder immediately before the redemption on a pro-rata basis. The amount applied to each share will reduce such holder’s adjusted tax basis in that share and any excess after the basis is reduced to zero will result in taxable gain. If such holder has different bases in shares of the Series A Preferred Stock, then the amount allocated could reduce a portion of the basis in certain shares while reducing all of the basis, and giving rise to taxable gain, in other shares. Thus, such holder could have gain even if such holder’s aggregate adjusted tax basis in all shares of the Series A Preferred Stock held exceeds the aggregate amount of such distribution.
The proposed Treasury regulations permit the transfer of basis in the redeemed shares of the Series A Preferred Stock to the holder’s remaining, unredeemed Series A Preferred stock (if any), but not to any other class of stock held, directly or indirectly, by the holder. Any unrecovered basis in the Series A Preferred Stock would be treated as a deferred loss to be recognized when certain conditions are satisfied. The proposed Treasury regulations would be effective for transactions that occur after the date the regulations are published as final Treasury regulations. There can, however, be no assurance as to whether, when and in what particular form such proposed Treasury regulations are ultimately finalized.
Information Reporting and Backup Withholding. Information reporting and backup withholding may apply with respect to payments of dividends on the Series A Preferred Stock and to certain payments of proceeds on the sale or other disposition of the Series A Preferred Stock. Certain non-corporate U.S. holders may be subject to U.S. backup withholding (currently at a rate of 28%) on payments of dividends on the Series A Preferred Stock and certain payments of proceeds on the sale or other disposition of the Series A Preferred Stock unless the beneficial owner thereof furnishes the payor or its agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding.
U.S. backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, which may entitle the U.S. holder to a refund, provided the U.S. holder timely furnishes the required information to the Internal Revenue Service.
Non-U.S. Holders
Subject to the qualifications set forth above under the caption “Material U.S. Federal Income Tax Consequences,” the following discussion summarizes the material U.S. federal income tax consequences of the purchase, ownership and disposition of the Series A Preferred Stock by certain “Non-U.S. holders.” You are a “Non-U.S. holder” if you are a beneficial owner of the Series A Preferred Stock and you are not a “U.S. holder.”
Distributions on the Series A Preferred Stock. If distributions are made with respect to the Series A Preferred Stock, such distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined under the Code and may be subject to withholding as discussed below. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce the Non-U.S. holder’s basis in the Series A Preferred Stock and, to the extent such portion exceeds the Non-U.S. holder’s basis, the excess will be treated as gain from the disposition of the Series A Preferred Stock, the tax treatment of which is discussed below under “Material U.S. Federal Income Tax Considerations-Non-U.S. Holders: Disposition of Series A Preferred Stock, Including Redemptions.” In addition, if we are a U.S. real property holding corporation, i.e. a “USRPHC,” and any distribution exceeds our current and accumulated earnings and profits, we will need to choose to satisfy our withholding requirements either by treating the entire distribution as a dividend, subject to the withholding rules in the following paragraph (and withhold at a minimum rate of 10% or such lower rate as may be specified by an applicable income tax treaty for distributions from a USRPHC), or by treating only the amount of the distribution equal to our reasonable estimate of our current and accumulated earnings and profits as a dividend, subject to the withholding rules in the following paragraph, with the excess portion of the distribution subject to withholding at a rate of 10% or such lower rate as may be specified by an applicable income tax treaty as if such excess were the result of a sale of shares in a USRPHC (discussed below under “Material U.S. Federal Income Tax Considerations-Non-U.S. Holders: Disposition of Series A Preferred Stock, Including Redemptions”), with a credit generally allowed against the Non-U.S. holder’s U.S. federal income tax liability in an amount equal to the amount withheld from such excess.
Dividends paid to a Non-U.S. holder of the Series A Preferred Stock will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, where a tax treaty applies, are attributable to a permanent establishment maintained by the Non-U.S. holder in the United States) are not subject to the withholding tax, provided that certain certification and disclosure requirements are satisfied including completing Internal Revenue Service Form W-8ECI (or other applicable form). Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
A Non-U.S. holder of the Series A Preferred Stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required to (i) complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits, or (ii) if the Series A Preferred Stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable Treasury regulations.
A Non-U.S. holder of the Series A Preferred Stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service.
Disposition of Series A Preferred Stock, Including Redemptions. Any gain realized by a Non-U.S. holder on the disposition of the Series A Preferred Stock will not be subject to U.S. federal income or withholding tax unless:

•
the gain is effectively connected with a trade or business of the Non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. holder in the United States);

•	the Non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met; or

•
we are or have been a USRPHC for U.S. federal income tax purposes, as such term is defined in Section 897(c) of the Code, and such Non-U.S. holder owned directly or pursuant to attribution rules at any time during the five-year period ending on the date of disposition more than 5% of the Series A Preferred Stock. This assumes that the Series A Preferred Stock is regularly traded on an established securities market, within the meaning of Section 897(c)(3) of the Code.

A Non-U.S. holder described in the first bullet point immediately above will generally be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates in the same manner as if the Non-U.S. holder were a United States person as defined under the Code, and if it is a corporation, may also be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. An individual Non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax (or at such reduced rate as may be provided by an applicable treaty) on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. A Non-U.S. holder described in the third bullet point above will be subject to U.S. federal income tax under regular graduated U.S. federal income tax rates with respect to the gain recognized in the same manner as if the Non-U.S. holder were a United States person as defined under the Code.
If a Non-U.S. holder is subject to U.S. federal income tax on any sale, exchange, redemption (except as discussed below), or other disposition of the Series A Preferred Stock, such a Non-U.S. holder will recognize capital gain or loss equal to the difference between the amount realized by the Non-U.S. holder and the Non-U.S. holder’s adjusted tax basis in the Series A Preferred Stock. Such capital gain or loss will be long-term capital gain or loss if the Non-U.S. holder’s holding period for the Series A Preferred Stock is longer than one year. A Non-U.S. holder should consult its own tax advisors with respect to applicable tax rates and netting rules for capital gains and losses. Certain limitations exist on the deduction of capital losses by both corporate and non-corporate taxpayers.
If a Non-U.S. holder is subject to U.S. federal income tax on any disposition of the Series A Preferred Stock, a redemption of shares of the Series A Preferred Stock will be a taxable event. If the redemption is treated as a sale or exchange, instead of a dividend, a Non-U.S. holder generally will recognize long-term capital gain or loss, if the Non-U.S. holder’s holding period for such Series A Preferred Stock exceeds one year, equal to the difference between the amount of cash received and fair market value of property received and the Non-U.S. holder’s adjusted tax basis in the Series A Preferred Stock redeemed, except that to the extent that any cash received is attributable to any accrued but unpaid dividends on the Series A Preferred Stock, which generally will be subject to the rules discussed above in “Material U.S. Federal Income Tax Considerations-Non-U.S. Holders: Distributions on the Series A Preferred Stock.” A payment made in redemption of the Series A Preferred Stock may be treated as a dividend, rather than as payment in exchange for the Series A Preferred Stock, in the same circumstances discussed above under “Material U.S. Federal Income Tax Considerations-U.S. Holders: Disposition of Series A Preferred Stock, Including Redemptions.” Each Non-U.S. holder of the Series A Preferred Stock should consult its own tax advisors to determine whether a payment made in redemption of the Series A Preferred Stock will be treated as a dividend or as payment in exchange for the Series A Preferred Stock.
Information reporting and backup withholding. We must report annually to the Internal Revenue Service and to each Non-U.S. holder the amount of dividends paid to such Non-U.S. holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. holder resides under the provisions of an applicable income tax treaty.

A Non-U.S. holder will not be subject to backup withholding on dividends paid to such Non-U.S. holder as long as such Non-U.S. holder certifies under penalty of perjury that it is a Non-U.S. holder (and the payor does not have actual knowledge or reason to know that such Non-U.S. holder is a United States person as defined under the Code), or such Non-U.S. holder otherwise establishes an exemption.
Depending on the circumstances, information reporting and backup withholding may apply to the proceeds received from a sale or other disposition of the Series A Preferred Stock unless the beneficial owner certifies under penalty of perjury that it is a Non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.
U.S. backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.
Recently Enacted Legislation Relating to Foreign Accounts. Recently enacted legislation, the Foreign Account Tax Compliance Act (“FATCA”), will generally impose a 30% withholding tax on dividends on Series A Preferred Stock and the gross proceeds of a disposition of Series A Preferred Stock that are paid to: (i)  a foreign financial institution (as that term is defined in Section 1471(d)(4) of the Code) unless that foreign financial institution enters into an agreement with the U.S. Treasury Department to collect and disclose information regarding U.S. account holders of that foreign financial institution (including certain account holders that are foreign entities that have U.S. owners) and satisfies other requirements; and (ii) specified other foreign entities unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity satisfies other specified requirements. Foreign financial institutions located in jurisdictions that have an “intergovernmental agreement” with the United States governing FATCA may be subject to different rules.
Although such legislation generally applies to payments made after December 31, 2012, the FATCA withholding tax of 30% with respect to dividends paid on shares of our Series A Preferred Stock commenced on July 1, 2014, and to gross proceeds from the disposition of shares of our Series A Preferred Stock commencing on January 1, 2017.
Although administrative guidance and final Treasury regulations regarding the FATCA rules have recently been issued, the exact scope of these rules remains unclear. Prospective investors should consult their own tax advisors regarding the possible impact of these rules on their investment in the Series A Preferred Stock.

UNDERWRITING
We have entered into an underwriting agreement with MLV & Co. LLC and Northland Capital Markets acting as our underwriters, with respect to the shares of Series A Preferred Stock in this offering. Northland Capital Markets is the trade name for certain capital markets and investment banking activities of Northland Securities, Inc., member FINRA/SIPC. Under the terms and subject to the conditions contained in the underwriting agreement, we have agreed to issue and sell to the public through the underwriters, and the underwriters have agreed to offer and sell, up to 575,000 shares of Series A Preferred Stock, on a best efforts basis.
The underwriting agreement provides that the obligation of the underwriters to offer and sell the shares of Series A Preferred Stock, on a best efforts basis, is subject to certain conditions precedent, as set forth in the underwriting agreement. The underwriters are under no obligation to purchase any shares of Series A Preferred Stock for their own accounts. As a “best efforts” offering, there can be no assurance that the offering contemplated hereby will ultimately be consummated. The underwriters may, but are not obligated to, retain other selected dealers that are qualified to offer and sell the shares and that are members of the Financial Industry Regulatory Authority, Inc.
The underwriters propose to offer the shares of Series A Preferred Stock to retail and institutional investors at the public offering price set forth on the cover page of this prospectus supplement. There is no arrangement for funds to be received in escrow, trust or similar arrangement. In connection with the offer and sale of the Series A Preferred Stock by the underwriters, we will pay the underwriters an amount equal to 7% of the gross proceeds received by us in connection with the sale of the shares of Series A Preferred Stock, which will be deemed underwriting commissions. In addition, we have agreed to reimburse the underwriters for legal expenses up to an amount equal to $65,000.
The following table summarizes the compensation and estimated expenses we will pay:

	Per Share	Total
Public offering price	$25.75	$14,806,250
Underwriting discounts and commissions	$1.80	$1,036,438
Proceeds, before expenses, to us	$23.95	$13,769,812

In addition, we estimate that our share of the total expenses of this offering, excluding underwriting commissions and reimbursement of expenses, will be approximately $275,000.
We have agreed to indemnify the underwriters and selected dealers against some specified types of liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.
The underwriters and their affiliates have provided in the past to us and our affiliates, and may provide from time to time in the future, certain financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received, and may continue to receive, customary fees and commissions. The prior transactions include MLV & Co. LLC serving as Sole Book-Running Manager, and GVC Capital LLC serving as a Co-Manager, in our initial public offering of 450,000 shares of the Series A Preferred Stock in November 2012, and MLV & Co. LLC serving as Sole Book-Running Manager, and GVC Capital LLC and Northland Capital Markets serving as Co-Managers, in our follow-on underwritten public offering of 500,000 shares of the Series A Preferred Stock in October 2013. In addition, from time to time, the underwriters and their affiliates may effect transactions for their own accounts or the accounts of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.
This prospectus supplement and the accompanying prospectus in electronic format may be made available on Internet websites maintained by the underwriters of this offering and may be made available on websites maintained by other dealers. Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by any dealer is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part.

LEGAL MATTERS
The validity of the Series A Preferred Stock offered by this prospectus supplement and the accompanying prospectus and certain tax matters will be passed upon for us by Rogers & Hardin LLP, Atlanta, Georgia. Certain legal matters will be passed upon for the underwriters by LeClairRyan, A Professional Corporation, New York, New York.
EXPERTS
The audited consolidated financial statements of AdCare Health Systems, Inc. and its consolidated subsidiaries as of December 31, 2014 and 2013, and for the years then ended, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as expert in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We file annual reports, quarterly and current reports, proxy statements and other information with the SEC. The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Room 1580, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov.
We maintain an Internet website at www.adcarehealth.com. All of our reports filed with the SEC (including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements) are accessible through the Investor Relations section of our website, free of charge, as soon as reasonably practicable after electronic filing. The reference to our website in this prospectus supplement and the accompanying prospectus, is an inactive textual reference only and is not a hyperlink. The contents of our website are not part of this prospectus supplement or the accompanying prospectus, and you should not consider the contents of our website in making an investment decision with respect to our securities.
This prospectus supplement is part of a “shelf” registration statement which we filed with the SEC, under the Securities Act relating to the securities to be offered. This prospectus supplement does not contain all of the information set forth in the registration statement, certain parts of which we have omitted in accordance with the rules and regulations of the SEC. For further information with respect to the Company, and the securities offered by this prospectus supplement and the accompanying prospectus, reference is hereby made to the registration statement. The registration statement, including the documents incorporated by reference therein and the exhibits thereto, may be inspected at the Public Reference Room maintained by the SEC at the address set forth above or may be obtained at the SEC’s website set forth above. Statements contained herein concerning any document filed as an exhibit are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement. Each such statement is qualified in its entirety by such reference.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, except for any information that is superseded by information that is included directly in this prospectus supplement. This prospectus supplement incorporates by reference the documents listed below that we have previously filed with the SEC and that are not included in or delivered with this prospectus supplement or the accompanying prospectus, excluding any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K and exhibits filed on such form that are related to such items. These documents contain important information about us and our financial condition.

•	Our Annual Report on Form 10-K for the year ended December 31, 2014;

•
Our Current Reports on Form 8-K filed with the SEC on January 7, 2015 (Item 5.02 only), January 23, 2015, February 5, 2015, March 3, 2015, March 10, 2015 (Item 8.01 only), March 31, 2015 (Items 5.02 and 8.01 only), April 7, 2015, April 8, 2015 (Item 8.01 only), and April 9, 2015; and

•
The description of the Series A Preferred Stock in our registration statement on Form 8 A12B, filed with the SEC on November 7, 2012, including any subsequent amendment or report filed for updating such description, and in our Current Report on Form 8-K filed with the SEC on December 18, 2013.

All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the filing of this prospectus supplement and before all of the securities offered by this prospectus supplement and the accompanying prospectus are sold, or this offering is otherwise terminated, shall be deemed to be incorporated by reference herein and to be a part of this prospectus supplement and the accompanying prospectus from the date of filing of such documents, excluding any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K and exhibits filed on such form that are related to such items. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.
You can obtain any of the documents incorporated by reference into this prospectus supplement or the accompanying prospectus from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit to such document. You can obtain documents incorporated by reference into this prospectus supplement or the accompanying prospectus at no cost by requesting them in writing or by telephone from us as follows: Corporate Secretary, 1145 Hembree Road, Roswell, GA 30076; Telephone: (678) 869-5116.
We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, that contained in this prospectus supplement, the accompanying prospectus or in any of the materials that we have incorporated by reference herein or therein. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this prospectus supplement and the accompanying prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus supplement and the accompanying prospectus does not extend to you.

PROSPECTUS
$100,000,000
ADCARE HEALTH SYSTEMS, INC.
COMMON STOCK, PREFERRED STOCK, DEBT SECURITIES, WARRANTS, RIGHTS AND UNITS

Selling Shareholders
312,630 Shares of
ADCARE HEALTH SYSTEMS, INC.
Common Stock

We may offer from time to time, in one or more series:

•	shares of our common stock;

•	shares of our preferred stock;

•	debt securities;

•	warrants to purchase our common stock, preferred stock or debt securities;

•	rights to purchase our common stock, preferred stock or debt securities; and

•	units consisting of two or more of these classes or series of securities.

The selling shareholders named herein may offer from time to time up to 312,630 shares of our common stock issuable upon exercise of warrants held by them. We are not offering or selling the shares of common stock issuable upon exercise of the warrants held by the selling shareholders and will not receive any proceeds from the resale of such shares by the selling shareholders.
We, or the selling shareholders, may offer these securities in amounts, at prices and on terms determined at the time of offering. The specific plan of distribution for any securities to be offered will be provided in a prospectus supplement. If we use agents, underwriters or dealers to sell these securities, a prospectus supplement will name them and describe their compensation.
The specific terms of any securities to be offered will be described in a prospectus supplement. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement, together with additional information described under “Where You Can Find More Information,” before you make an investment decision.
Our common stock and our 10.875% Series A Cumulative Redeemable Preferred Shares are listed on the NYSE MKT under the symbols “ADK” and “ADK.PRA,” respectively. On January 8, 2015, the closing sale price as reported on the NYSE MKT for our common stock and our 10.875% Series A Cumulative Redeemable Preferred Shares was $4.00 per share and $27.85 per share, respectively.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 2 before you make an investment decision with respect to our securities.

Neither the Securities and Exchange Commission nor any state or other domestic or foreign securities commission or regulatory authority has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 22, 2015.

TABLE OF CONTENTS

Page
About this Prospectus..............................................................................................................................................	i
Special Note Regarding Forward-Looking Statements...........................................................................................	ii
Summary..................................................................................................................................................................	1
Risk Factors.............................................................................................................................................................	2
Use of Proceeds.......................................................................................................................................................	2
Description of Capital Stock...................................................................................................................................	2
Description of Debt Securities................................................................................................................................	10
Description of Warrants..........................................................................................................................................	12
Description of Rights..............................................................................................................................................	13
Description of Units................................................................................................................................................	14
Selling Shareholders................................................................................................................................................	14
Plan of Distribution.................................................................................................................................................	16
Legal Matters...........................................................................................................................................................	19
Experts.....................................................................................................................................................................	19
Incorporation of Certain Information by Reference ...............................................................................................	19
Where You Can Find More Information..................................................................................................................	20
_______________________________
ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. By using a shelf registration statement, we may sell any combination of the securities registered under this registration statement from time to time and in one or more offerings, and our selling shareholders may offer and resell shares of our common stock, no par value per share (the “common stock”), in one or more offerings. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the securities being offered (if other than common stock) and the specific terms of that offering. The supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and any prospectus supplement, together with the additional information described under “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.”
You should rely only on the information contained or incorporated by reference into this prospectus and in any prospectus supplement. Neither we nor the selling shareholders have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any prospectus supplement is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.
Except as otherwise indicated or unless the context requires, as used in this prospectus, references to “AdCare,” “we,” “us” and “our” refer to AdCare Health Systems, Inc., a Georgia corporation, and its consolidated subsidiaries.

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus includes and incorporates by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events, performance and underlying assumptions and other statements that are not historical facts. Examples of forward-looking statements include all statements regarding our expected future financial position, results of operations, cash flows, liquidity, financing plans, business strategy, projected growth opportunities, potential acquisitions, plans and objectives of management for future operations, and compliance with, and changes in, governmental regulations. You can identify forward-looking statements by their use of forward-looking words, such as “may,” “will,” “anticipate,” “expect,” “believe,” “estimate,” “intend,” “plan,” “should,” “seek” or comparable terms, or the negative use of those words; however, the absence of these words does not necessarily mean that a statement is not forward-looking.
These forward-looking statements are made based on our current expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements.
Important factors that could cause actual results to differ materially from our expectations include those disclosed under “Risk Factors” and elsewhere in this prospectus and in filings made by us with the SEC. These factors include, among others:

•
our ability to lease our healthcare properties on favorable terms and to otherwise transition successfully from an owner/operator of healthcare properties to a healthcare property holding and leasing company;

•	the significant amount of our indebtedness and our ability to refinance our indebtedness on favorable terms;

•	covenants in our debt agreements that may restrict our ability to incur indebtedness, refinance our indebtedness on favorable terms, make acquisitions and pay dividends on our capital stock;

•	the impact of healthcare reform legislation on our business and that of our operators;

•
uncertainties relating to the operations of our operators, including those relating to reimbursement by government and other third-party payors, compliance with regulatory requirements and occupancy levels;

•	our ability to successfully engage in strategic acquisitions;

•	competition in the acquisition and ownership of healthcare properties;

•	environmental liabilities associated with our properties;

•	our ability to re-lease or sell any of our properties; and

•	the availability and cost of capital.
There may be additional risks of which we are presently unaware or that we currently deem immaterial. Forward-looking statements are not guarantees of future performance. Except as required by law, we do not undertake any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus or to update you on the occurrence of any unanticipated events which may cause actual results to differ from those expressed or implied by the forward-looking statements contained in this prospectus.

ii

SUMMARY
This summary description about us and our business highlights selected information contained elsewhere in this prospectus or incorporated by reference into this prospectus. It does not contain all the information you should consider before investing in our securities. You should read carefully this prospectus and any accompanying prospectus supplement, together with the additional information described under “Incorporation of Certain Information by Reference” and “Where You Can Find More Information,” before making an investment decision with respect to our securities.
Our Company
We own and operate skilled nursing and assisted living facilities in the states of Alabama, Arkansas, Georgia, Missouri, North Carolina, Ohio, Oklahoma and South Carolina. As of December 31, 2014, we operate 32 facilities comprised of 29 skilled nursing facilities, two assisted living facilities and one independent living/senior housing facility totaling approximately 3,605 beds. Our facilities provide a range of health care services to their patients and residents, including skilled nursing and assisted living services, social services, various therapy services and other rehabilitative and healthcare services for both long-term residents and short-stay patients. As of December 31, 2014, of the total 32 facilities, we owned and operated 22 facilities, leased and operated six facilities and managed four facilities for third parties.
In the third quarter of 2014, AdCare’s Board of Directors (the “Board of Directors”) approved, and management began to implement, a strategic plan to transition AdCare to a healthcare property holding and leasing company. Through a series of leasing transactions, the operations of our owned and operated healthcare facilities, which are principally skilled nursing facilities, will be transitioned to third parties, and the healthcare properties we lease and operate will be sub-leased, effectively exiting our operation of these facilities, and we will transition our business to that of owning, acquiring and leasing of healthcare properties.
As part of this ongoing strategic plan: (i) effective December 1, 2014, we leased two of our skilled nursing and rehabilitation facilities located in Alabama to a local, third-party operator; and (ii) in October 2014, we executed agreements with local, third-party operators to lease seven of our skilled nursing facilities located in Georgia and Ohio, of which leases for two of our skilled nursing facilities became effective on November 1, 2014 and leases for the remaining five skilled nursing facilities will become effective upon receipt of applicable state regulatory approval and, in the case of four of such leases, upon approval from the U.S. Department of Housing and Urban Development.
On October 14, 2014, we held a special meeting of shareholders in Atlanta, Georgia, at which the shareholders approved those leasing transactions which may constitute the lease of all or substantially all of our property under Georgia law.
Corporate Information
Our principal executive offices are located at 1145 Hembree Road, Roswell, Georgia 30076, and our telephone number is (678) 869-5116. We maintain a website at www.adcarehealth.com. This reference to our website is an inactive textual reference only and is not a hyperlink. The contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to our securities.

RISK FACTORS
An investment in our securities involves significant risks. Before making an investment decision with respect to our securities, you should consider any risk factors set forth in the applicable prospectus supplement and the documents incorporated by reference into this prospectus, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, as well as other information we include or incorporate by reference into this prospectus and in the applicable prospectus supplement. See “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.”
USE OF PROCEEDS
Unless otherwise set forth in the applicable prospectus supplement, we intend to use the net proceeds from the offering of any of our securities under this prospectus for working capital and other general corporate purposes, which may include the repayment or refinancing of our outstanding indebtedness. We will have significant discretion over the use of the net proceeds to us from any sale of our securities under this prospectus. The net proceeds may be invested temporarily in interest-bearing accounts and short-term interest bearing securities until they are used for their stated purpose. We may provide additional information on the use of the net proceeds from the sale of the offered securities in an applicable prospectus supplement relating to the offered securities.
All proceeds from the resale of the shares of the common stock offered by this prospectus by the selling shareholders will belong to the selling shareholders who offer and sell their shares. We will not receive any proceeds from the resale of the shares of our common stock by the selling shareholders. We will receive proceeds from the exercise of the warrants held by the selling shareholders. We intend to use any proceeds from any such exercise for working capital and other general corporate purposes. There is no assurance that the warrants held by the selling shareholders will ever be exercised.
DESCRIPTION OF CAPITAL STOCK
The following description of the common stock and our preferred stock, no par value per share (the “preferred stock”), together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the common stock and the preferred stock that may be offered from time to time pursuant to this prospectus. While the terms we have summarized below will apply generally to any future common stock or preferred stock that we may offer, we will describe the particular terms of any class or series of these securities in more detail in the applicable prospectus supplement. For the complete terms of the common stock and preferred stock, see our Articles of Incorporation (the “Articles of Incorporation”) and our Bylaws, as amended (the “Bylaws”), that are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. The terms of these securities may also be affected by the Georgia Business Corporation Code (the “GBCC”). The summary below and that contained in any prospectus supplement are qualified in their entirety by reference to the Articles of Incorporation and the Bylaws.
The authorized capital stock of AdCare is 60,000,000 shares consisting of 55,000,000 shares of common stock and 5,000,000 shares of preferred stock, with the preferences, limitations and relative rights thereof as may be fixed from time to time by the Board of Directors. As of January 12, 2015, the Board of Directors has designated 950,000 shares of the preferred stock as 10.875% Series A Cumulative Redeemable Preferred Shares (the “Series A Preferred Stock”).
As of January 2, 2015, 19,220,903 shares of common stock and 950,000 shares of Series A Preferred Stock were issued and outstanding. The common stock and the Series A Preferred Stock are listed on the NYSE MKT under the symbols “ADK” and “ADK.PRA,” respectively. Any common stock or preferred stock offered pursuant to this prospectus and the applicable prospectus supplement, when issued and paid for, will be fully paid and non-assessable.

Common Stock
Voting Rights. Holders of the common stock are entitled to one vote for each share of common stock held of record on the applicable record date on all matters submitted to a vote of shareholders. Except for the election of directors, which is determined by a plurality vote of the votes cast by the shares entitled to vote in the election, or as otherwise may be provided by applicable law or the rules of the NYSE MKT, a corporate action voted on by shareholders generally is approved, provided a quorum is present, if the votes cast within the voting group favoring the action exceed the votes cast opposing the action. Holders of the common stock are not entitled to cumulate their votes in the election of directors.
Dividend Rights. Holders of the common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available for that purpose, subject to any preferential dividend rights or other preferences granted to the holders of any of the then-outstanding shares of preferred stock.
Rights Upon Liquidation. In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of the common stock are entitled to share ratably in all remaining assets available for distribution to shareholders after payment of, or provision for, our liabilities, subject to prior distribution rights of shares of the preferred stock, if any, then outstanding.
Preemptive Rights. Holders of the common stock do not have any preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other of our securities.
Preferred Stock
The Articles of Incorporation authorize the Board of Directors to issue from time to time up to 5,000,000 shares of preferred stock in one or more series with the preferences, limitations and relative rights thereof as may be fixed from time to time by the Board of Directors for each series before the issuance of any shares of that series. In addition, after the Board of Directors has established a series of preferred stock, the Board of Directors may increase or decrease the number of shares contained in the series, but not below the number of shares then issued, or eliminate the series where no shares have been issued.
The preferred stock may be used by the Board of Directors without further action by shareholders as an anti-takeover device. As of January 12, 2015, 950,000 shares of preferred stock were issued and outstanding, consisting entirely of Series A Preferred Stock. The applicable prospectus supplement will describe the terms of any preferred stock that may be offered, including the number of shares, dividend rate, dividend period, liquidation value, voting rights, conversion rights (if any), dividend and liquidation preferences, redemption terms and any other preferences, limitations and relative rights.
10.875% Series A Cumulative Redeemable Preferred Shares
Dividends. Holders of the Series A Preferred Stock are entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 10.875% per annum of the $25.00 per share liquidation preference, equivalent to $2.7187 per annum per share. Dividends on the Series A Preferred Stock accrue daily and are cumulative from, but excluding, the date of original issuance and are payable quarterly in arrears on or about the last calendar day of each March, June, September and December.
Under certain conditions relating to our non-payment of dividends on the Series A Preferred Stock, or if the Series A Preferred Stock is no longer listed on the New York Stock Exchange, the NYSE MKT or The NASDAQ Global, Global Select or Capital Market or any comparable national securities exchange or securities market (each, a “national exchange”) for at least 180 consecutive days, the dividend rate on the Series A Preferred Stock will increase to 12.875% per annum (the “Penalty Rate”).

Penalties as a Result of Failure to Pay Dividends. If, at any time, there is a dividend default because cash dividends on the then-outstanding Series A Preferred Stock are accrued but not paid in full for any four consecutive or non-consecutive quarterly periods (a “Dividend Default”), then, until we have paid all accumulated and unpaid dividends on the shares of the Series A Preferred Stock in full: (i) the annual dividend rate on the Series A Preferred Stock will be increased to the Penalty Rate commencing on the first day after the missed fourth quarterly payment; and (ii) the holders of the Series A Preferred Stock will have the voting rights described under “-Voting Rights.” Once we have paid all accumulated and unpaid dividends in full and have paid cash dividends at the Penalty Rate in full for an additional two consecutive quarters, the dividend rate will be restored to the stated rate and the foregoing provisions will not be applicable unless we again fail to pay a quarterly dividend during any future quarter.
Penalties as a Result of Failure to Maintain a Listing on a National Exchange. If we fail for 180 or more consecutive days to maintain a listing of the Series A Preferred Stock on a national exchange (a “Delisting Event”), then: (i) the annual dividend rate on the Series A Preferred Stock will be increased to the Penalty Rate on the 181st day; and (ii) the holders of the Series A Preferred Stock will have the voting rights described under “-Voting Rights.” Such increased dividend rate and voting rights will continue for so long the Series A Preferred Stock is not listed on a national exchange.
Special Redemption Upon Change of Control. Following a “Change of Control” of us by a person or entity, we (or the acquiring entity) will be required to redeem the Series A Preferred Stock, in whole but not in part, within 120 days after the date on which the Change of Control has occurred for cash, at the price of $25.00 per share, plus all accrued and unpaid dividends (whether or not earned or declared) to the redemption date.
A “Change of Control” will be deemed to occur when the following have occurred and are continuing:

•
the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of our stock entitling that person to exercise more than 50% of the total voting power of all of our stock entitled to vote generally in the election of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•
following the closing of any acquisition described in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or American depositary receipts representing such securities) listed on a national exchange.

Optional Redemption. We may not redeem the Series A Preferred Stock prior to December 1, 2017, except we are required to redeem the Series A Preferred Stock following a Change of Control. On and after December 1, 2017, we may redeem the Series A Preferred Stock for cash at our option, from time to time, in whole or in part, at a redemption price of $25.00 per share, plus all accrued and unpaid dividends (whether or not earned or declared) to the redemption date.
Ranking. The Series A Preferred Stock ranks: (i) senior to the common stock and any other shares of stock that we may issue in the future, the terms of which specifically provide that such stock ranks junior to the Series A Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (“junior shares”); (ii) equal to any shares of stock that we may issue in the future, the terms of which specifically provide that such stock ranks on parity with the Series A Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (“parity shares”); (iii) junior to all other shares of stock issued by us, the terms of which specifically provide that such stock ranks senior to the Series A Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (any such issuance would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock) (“senior shares”); and (iv) junior to all our existing and future indebtedness.

Liquidation Preference. If we liquidate, dissolve or wind up our operations, then the holders of the Series A Preferred Stock will have the right to receive $25.00 per share, plus all accrued and unpaid dividends (whether or not earned or declared) to, but excluding, the date of payment, before any payments are made to the holders of the common stock and any other junior shares, if any. The rights of the holders of the Series A Preferred Stock to receive the liquidation preference are subject to the proportionate rights of holders of each other future series or class of parity shares and subordinate to the rights of senior shares.
Voting Rights. Holders of the Series A Preferred Stock generally do not have any voting rights, except as otherwise required by law. However, if a Dividend Default or Delisting Event occurs, then the holders of the Series A Preferred Stock (voting together as a class with the holders of all other classes or series of stock we may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election referred to below) will be entitled to vote for the election of two additional directors to serve on the Board of Directors until a “Correction Event,” as described in the Articles of Incorporation, occurs. In addition, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the Series A Preferred Stock will be required for us to authorize or issue any class or series of senior shares, to amend any provisions of the Articles of Incorporation so as to materially and adversely affect any rights of the Series A Preferred Stock or to take certain other actions.
No Maturity. The Series A Preferred Stock does not have any stated maturity and is not subject to any sinking fund or mandatory redemption, except following a Change of Control. Accordingly, absent a Change of Control, the shares of the Series A Preferred Stock will remain outstanding indefinitely unless we decide to redeem them.
No Conversion. The Series A Preferred Stock is not, pursuant to its terms, convertible into or exchangeable for any other securities or property.
Certain Provisions of the Articles of Incorporation, Bylaws and the GBCC
The Articles of Incorporation and Bylaws contain provisions that could make more difficult or discourage any attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of management. These provisions are expected to discourage specific types of coercive takeover practices and inadequate takeover bids as well as to encourage persons seeking to acquire control to first negotiate with us. Although these provisions may have the effect of delaying, deferring or preventing a change in control, we believe that the benefits of increased protection through the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.
Classified Board of Directors. The Bylaws provide that the Board of Directors shall consist of not less than three and not more than 12 directors. The Articles of Incorporation and the Bylaws provide for a classified board of directors, divided into three classes, with each class consisting as nearly as possible of one-third of the total number of directors, and with the shareholders electing one class each year for a three-year term. Only the Board of Directors is permitted to appoint new directors to fill vacancies or newly created directorships so that no more than the number of directors in any given class could be replaced each year and it would take three successive annual meetings to replace all directors.
Shareholder Action Through Written Consent. The Bylaws only provide for shareholder action by written consent in lieu of a meeting if all shareholders entitled to vote on such action sign such consent.
Special Meetings. The Bylaws provide that special meetings of shareholders may only be called by: (i) the Board of Directors in accordance with the Bylaws; (ii) the Chairman of the Board of Directors; (iii) our Chief Executive Officer; or (iv) the holders of 25% of the votes entitled to be cast on any issue proposed to be considered at such special meeting.
Removal of Directors. The Articles of Incorporation and Bylaws provide that directors may be removed from the Board of Directors only for cause and then only by the affirmative vote of at least a majority of all votes entitled to be cast in the election of such directors. The Articles of Incorporation and Bylaws provide that, for purposes of removing a director, “cause” shall mean only: (i) conviction of a felony; (ii) declaration of unsound mind by an order of a court; (iii) gross dereliction of duty; (iv) commission of an action involving moral turpitude; or (v) commission of an action which constitutes intentional misconduct or a knowing violation of law if such action results in an improper substantial personal benefit and a material injury to us.
Authorized But Unissued Stock. The authorized but unissued shares of common stock and preferred stock are available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred stock may enable the Board of Directors to issue shares to persons friendly to management, which could render more difficult or discourage any attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of management.
Advance Notice Requirements for Shareholder Proposals. Section 2.15 of the Bylaws sets forth the procedures which a shareholder must follow in order to submit a proposal of business for a shareholder vote or to nominate a person for election to the Board of Directors at an annual or special meeting of shareholders.
Notice Requirements for Director Nominations. Section 2.15(b) of the Bylaws provides that only persons who are selected and recommended by the Board of Directors or the committee of the Board of Directors designated to make nominations, or who are nominated by shareholders in accordance with the procedures set forth in such section, shall be eligible for election, or qualified to serve, as directors. Nominations of individuals for election to the Board of Directors at any annual meeting or any special meeting of shareholders at which directors are to be elected may be made by any shareholder entitled to vote for the election of directors at that meeting by compliance with the procedures set forth in Section 2.15(b) of the Bylaws.
Nominations by shareholders shall be made by written notice (a “Nomination Notice”), which, as to each individual nominated, shall set forth, among other things: (i) the name, date of birth, business address and residence address of such individual; (ii) the educational background and the business experience during the past five years of such nominee, including the information identified in Section 2.15(b) of the Bylaws; (iii) whether the nominee is, or has ever been at any time, a director, officer or owner of 5% or more of any class of capital stock, partnership interests or other equity interest of any corporation, partnership or other entity; (iv) any directorships held by such nominee in any public reporting company or any company registered as an investment company under the Investment Company Act of 1940; (v) whether such nominee has ever been convicted in a criminal proceeding or has ever been subject to a judgment, order, finding or decree in the proceedings described in Section 2.15(b) of the Bylaws; (vi) information regarding whether such nominee is subject to any disqualifications described in Rule 506(d)(1)(i) to (vii) under the Securities Act of 1933, as amended (the “Securities Act”); (vii) any other information relating to such nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act; (viii) a written statement from the shareholder making the recommendation stating why such recommended candidate meets the criteria and would be able to fulfill the duties of a director; and (ix) a written representation and agreement that (a) such nominee is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such nominee, if elected as a director, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to us or (2) any Voting Commitment that could limit or interfere with such nominee’s ability to comply, if elected as a director, with such nominee’s fiduciary duties under applicable law, (b) such nominee is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than us with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (c) such nominee, in such nominee’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director, and will comply, with all applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of ours.

In addition, the Nomination Notice shall set forth, as to the Person (as defined in Section 2.15(a) of the Bylaws) submitting the Nomination Notice, each beneficial owner, if any, on whose behalf the nomination is made and any Person acting in concert with such Persons, among other things: (i) the name and business address of such Person; (ii) the name and address of each such Person as they appear on our books (if they so appear); (iii) the class and number of our shares that are owned beneficially and of record by each such Person; (iv) a description of any agreement, arrangement or understanding with respect to the nomination between or among such Persons, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing; (v) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of such written notice by, or on behalf of, each such Person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, each such Person, with respect to our securities; (vi) a representation that the Person submitting the Nomination Notice is a holder of record of our stock entitled to vote at such meeting, will so remain at the time of such meeting, and intends to appear in person or by proxy at the meeting to make such nomination; (vii) a representation whether any such Person intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to elect each nominee or (b) otherwise to solicit proxies from shareholders in support of such nomination; and (viii) any other information relating to such shareholder and such beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in an election contest pursuant to Section 14(a) of the Exchange Act.
The information required by clauses (iii), (iv) and (v) above shall be updated by the Person delivering such Nomination Notice and each beneficial owner, if any, on whose behalf the Nomination Notice is being submitted not later than ten days after the record date for the meeting to disclose such information as of the record date. We may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility or qualification of such proposed nominee to serve as a director. A written consent to being named in a proxy statement as a nominee, and to serve as a director if elected, signed by each nominee, shall be filed with any Nomination Notice.
Notice Requirements for Shareholder Proposals (Excluding Director Nominations). Section 2.15(a) of the Bylaws provides that no proposal for a shareholder vote (other than director nominations which are described above) shall be submitted by a shareholder (a “Shareholder Proposal”) to the shareholders unless the shareholder submitting such proposal (the “Proponent”) shall have filed a written notice which includes, among other things:

(i)
the name and business address of the Proponent (including each beneficial owner, if any, on whose behalf the Shareholder Proposal is being made) and all Persons acting in concert with the Proponent (or such beneficial owner), and the name and address of all of the foregoing as they appear on our books (if they so appear);

(ii)
the class and number of our shares that are owned beneficially and of record by the Proponent (including each beneficial owner, if any, on whose behalf the Shareholder Proposal is being made) and the other Persons identified in clause (i);

(iii)	a description of the Shareholder Proposal containing all material information relating thereto, including the information identified in Section 2.15(a)(iv) of the Bylaws;

(iv)
a description of any agreement, arrangement or understanding with respect to the Shareholder Proposal between or among the Proponent and each beneficial owner, if any, on whose behalf the Shareholder Proposal is being made, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing;

(v)
a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into as of the date of such written notice by, or on behalf of, the Proponent and each beneficial owner, if any, on whose behalf the Shareholder

Proposal is being made, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, the Proponent or such beneficial owner, with respect to our securities;

(vi)
a representation that the Proponent is a holder of record of our capital stock entitled to vote at the meeting, will so remain at the time of the meeting, and intends to appear in person or by proxy at the meeting to propose such business;

(vii)
a representation whether the Proponent or any beneficial owner on whose behalf the Shareholder Proposal is being made intends, or is part of a group which intends, (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the Shareholder Proposal or (b) otherwise to solicit proxies from shareholders in support of such Shareholder Proposal; and

(viii)
any other information relating to the Proponent and such beneficial owner, if any, required to be disclosed in a proxy statement or other filing in connection with solicitations of proxies for the Shareholder Proposal under Section 14(a) of the Exchange Act.

The notice shall also include such other information as the Board of Directors reasonably determines is necessary or appropriate to enable it and the shareholders to consider the Shareholder Proposal. The information required by clauses (ii), (iv) and (v) above must be updated by the Proponent and each beneficial owner, if any, on whose behalf the Shareholder Proposal is being submitted not later than ten days following the record date for the meeting to disclose such information as of the record date.
Notice Deadlines. Nomination Notices and Shareholder Proposals in connection with an annual meeting shall be delivered to our Secretary at our principal executive office not less than 90 nor more than 120 calendar days before the first anniversary of the date of our notice of annual meeting sent to shareholders in connection with the previous year’s annual meeting; provided, that if no annual meeting was held in the previous year, or the date of the annual meeting has been established to be more than 30 calendar days earlier than, or 60 calendar days after, the anniversary of the previous year’s annual meeting, notice by a shareholder, to be timely, must be so received not later than: (i) the 90th day prior to the annual meeting: or (ii) if later, the close of business on the 10th day following the day on which public announcement is first made of the date of the annual meeting. Nomination Notices in connection with a special meeting at which directors are to be elected shall be delivered to our Secretary at our principal executive office not later than the close of business on: (i) the 90th day prior to such special meeting or; (ii) if later, the 10th day following the day on which public announcement is first made of the date of the special meeting and of the fact that directors are to be elected at such meeting.
Georgia “Fair Price” Statute. Sections 14-2-1110 through 14-2-1113 of the GBCC, or the Fair Price Statute, generally restrict a company from entering into certain Business Combinations (as defined in the GBCC) with an interested shareholder unless:

•	the transaction is unanimously approved by the continuing directors who must constitute at least three members of the Board of Directors at the time of such approval; or

•	the transaction is recommended by at least two-thirds of the continuing directors and approved by a majority of the shareholders excluding the interested shareholder.

Georgia “Business Combination” Statute. Sections 14-2-1131 through 14-2-1133 of the GBCC generally restrict a company from entering into certain business combinations (as defined in the GBCC) with an interested shareholder for a period of five years after the date on which such shareholder became an interested shareholder unless:

•	the transaction is approved by the Board of Directors of the company prior to the date the person became an interested shareholder;

•
the interested shareholder acquires at least 90% of the company’s voting  stock in the same transaction (calculated pursuant to GBCC Section 14-2-1132) in which such person became an interested shareholder; or

•
subsequent to becoming an interested shareholder, the shareholder acquires at least 90% (calculated pursuant to GBCC Section 14-2-1132) of the company’s voting stock and the business combination is approved by the holders of a majority of the voting stock entitled to vote on the matter (excluding the stock held by the interested shareholder and certain other persons pursuant to GBCC Section 14-2-1132).

The GBCC provides that the restrictions set forth in the Fair Price Statute and the Business Combination Statute will not apply unless the bylaws of the corporation specifically provide that these provisions of the GBCC are applicable to the corporation (and in certain other situations). We have elected to be covered by such statutes.
Stock Exchange Listing
The common stock and the Series A Preferred Stock are listed on the NYSE MKT under the symbols “ADK” and “ADK.PRA,” respectively.
Transfer Agent and Registrar
The transfer agent and registrar for the common stock and the Series A Preferred Stock is Continental Stock Transfer & Trust Company.
Limitation of Director Liability
The Bylaws provide that, to the fullest extent permitted by the GBCC, we shall indemnify an individual who is a party to a proceeding because he or she is or was a director or officer of us, provided that this limitation of liability does not apply to any liability:

•	for any transaction in which the individual appropriated a business opportunity of ours;

•	for any acts or omissions which involve intentional misconduct or a knowing violation of law;

•	under Section 14-2-832 of the GBCC (governing unlawful distributions to shareholders); or

•	for any transaction from which the individual derived an improper personal benefit.
Furthermore, the GBCC currently provides that we may not indemnify a director:

•
in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met certain standards of conduct under the GBCC; or

•	for any transaction from which the director derived an improper personal benefit.
However, in the event the GBCC is amended to authorize corporate action to provide directors greater rights to indemnification, then such rights will be expanded to the fullest extent permitted by the GBCC, as so amended. The Bylaws further provide that we will indemnify each of our directors or officers to the fullest extent authorized by the GBCC and may indemnify other persons as authorized by the GBCC.

DESCRIPTION OF DEBT SECURITIES
We may offer secured or unsecured debt securities which may be senior, subordinated or junior subordinated, and which may be convertible or exchangeable. We may issue debt securities in one or more series.
The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the debt securities, will be described in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, our debt securities will be issued in one or more series under an indenture to be entered into between us and the trustee named in the indenture. A form of the indenture is attached as an exhibit to the registration statement of which this prospectus forms a part. The terms of the debt securities will include those set forth in the indenture and those made a part of the indenture by the Trust Indenture Act of 1939 (the “TIA”). You should read the summary below, the applicable prospectus supplement and the provisions of the indenture and indenture supplement in their entirety before investing in our debt securities.
The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include the following:

•	the title and aggregate principal amount of the debt securities and any limit on the aggregate principal amount;

•	whether the debt securities will be senior, subordinated or junior subordinated;

•	whether the debt securities will be secured or unsecured;

•	any applicable subordination provisions for any subordinated debt securities;

•	the maturity date(s) or method for determining same;

•	the interest rate(s) or the method for determining same;

•
the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable and whether interest shall be payable in cash or additional securities;

•	whether the debt securities are convertible or exchangeable into other securities and any related terms and conditions;

•	redemption or early repayment provisions;

•	authorized denominations;

•	if other than the principal amount, the principal amount of debt securities payable upon acceleration;

•	place(s) where payment of principal and interest may be made, where debt securities may be presented and where notices or demands upon us may be made;

•	whether such debt securities will be issued in whole or in part in the form of one or more global securities and the date as which the securities are dated if other than the date of original issuance;

•	amount of discount or premium, if any, with which such debt securities will be issued;

•	any covenants applicable to the particular debt securities being issued;

•	any additions or changes in the defaults and events of default applicable to the particular debt securities being issued;

•	the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;

•	the time period within which, the manner in which and the terms and conditions upon which the holders of the debt securities or we can select the payment currency;

•	our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

•	any restriction or conditions on the transferability of the debt securities;

•	provisions granting special rights to holders of the debt securities upon occurrence of specified events;

•	additions or changes relating to compensation or reimbursement of the trustee of the series of debt securities;

•	additions or changes to the provisions for the defeasance of the debt securities or to provisions related to satisfaction and discharge of the indenture;

•
provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture and the execution of supplemental indentures for such series; and

•
any other terms of the debt securities (which terms shall not be inconsistent with the provisions of the TIA, but may modify, amend, supplement or delete any of the terms of the indenture with respect to such series of debt securities).

General
We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series or any other series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the indenture.
We will describe in the applicable prospectus supplement any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars. In addition, debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked.
U.S. federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement. Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.
We expect most debt securities to be issued in fully registered form without coupons and in denominations of US$2,000 and any integral multiples in excess thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the designated corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.
Global Securities
Unless we inform you otherwise in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.
Governing Law
The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.
DESCRIPTION OF WARRANTS
The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of warrants that we may offer pursuant to this prospectus. While the terms we have summarized below will generally apply to any warrants we may offer under this prospectus, we will describe the particular terms of any warrants that we may offer in more detail in the applicable prospectus supplement. The terms of any warrants we offer under a prospectus supplement may differ from the terms we describe below.
We may issue warrants for the purchase of shares of the common stock, shares of the preferred stock or debt securities. We may issue warrants independently of, or together with, shares of the common stock, shares of the preferred stock or debt securities offered by any prospectus supplement, and we may attach the warrants to, or issue them separately from, shares of the common stock, shares of the preferred stock or debt securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of offered warrants. The warrant agent will act solely as our agent in connection with the warrant certificates relating to the warrants and will not assume any obligation or relationship of agency or trust with any holders of warrant certificates or beneficial owners of warrants.
The following summary of material provisions of the warrant agreements and warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the warrant agreement and the warrant certificates applicable to the particular series of warrants. We urge you to read the applicable prospectus supplements related to the warrants that we sell under this prospectus, as well as the complete warrant agreement and warrant certificates that contain the terms of the warrants.
General
The applicable prospectus supplement will describe the terms of the warrants, including, as applicable:

•	the offering price;

•	the aggregate number or amount of underlying securities purchasable upon exercise of the warrants and the exercise price;

•	the number of warrants being offered;

•	the date, if any, after which the warrants and the underlying securities will be transferable separately;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire (the “Expiration Date”);

•	the number of warrants outstanding, if any;

•	a discussion of any material or special U.S. federal income tax considerations applicable to the warrants;

•	the terms, if any, on which we may accelerate the date by which the warrants must be exercised; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.
Warrants will be offered and exercisable for U.S. dollars only and will be in registered form only.
Holders of warrants will be able to exchange warrant certificates for new warrant certificates of different denominations, present warrants for registration of transfer, and exercise warrants at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of any warrants, holders of the warrants to purchase shares of the common stock or the preferred stock will not have any rights of holders of shares of the common stock or the preferred stock, including the right to receive payments of dividends, if any, or to exercise any applicable right to vote.
Exercise of Warrants
Each holder of a warrant will be entitled to purchase that number or amount of underlying securities, at the exercise price, as will in each case be described in the prospectus supplement relating to the offered warrants. After the close of business on the Expiration Date (which may be extended by us), unexercised warrants will become void.
Holders may exercise warrants by delivering to the warrant agent payment as provided in the applicable prospectus supplement of the amount required to purchase the underlying securities purchasable upon exercise, together with the information set forth on the reverse side of the warrant certificate. Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt within five business days of the warrant certificate evidencing the exercised warrants. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the underlying securities purchasable upon such exercise. If fewer than all of the warrants represented by a warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants.
Amendments and Supplements to Warrant Agreements
We may amend or supplement the warrant agreement without the consent of the holders of the warrants issued under the agreement to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders.
DESCRIPTION OF RIGHTS
We may issue rights for the purchase of shares of the common stock, shares of the preferred stock or debt securities. Each series of rights will be issued under a separate rights agreement which we will enter into with a bank or trust company, as rights agent, all as set forth in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the certificates relating to the rights and will not assume any obligation or relationship of agency or trust with any holders of rights certificates or beneficial owners of rights. We will file the rights agreement and the rights certificates relating to each series of rights with the SEC, and incorporate them by reference as an exhibit to the registration statement of which this prospectus is a part on or before the time we issue a series of rights.
The applicable prospectus supplement will describe the terms of any rights we issue, including, as applicable:

•	the date for determining the persons entitled to participate in the rights distribution;

•	the aggregate number or amount of underlying securities purchasable upon exercise of the rights and the exercise price;

•	the aggregate number of rights being issued;

•	the date, if any, on and after which the rights may be transferable separately;

•	the date on which the right to exercise the rights commences and the date on which the right expires;

•	the number of rights outstanding, if any;

•	a discussion of any material or special U.S. federal income tax considerations applicable to the rights; and

•	any other terms of the rights, including the terms, procedures and limitations relating to the distribution, exchange and exercise of the rights.
Rights will be exercisable for U.S. dollars only and will be in registered form only.
DESCRIPTION OF UNITS
We may issue securities in units, each consisting of two or more types of securities. For example, we might issue units consisting of a combination of debt securities and warrants to purchase common stock. If we issue units, the prospectus supplement relating to the units will contain the information described above with regard to each of the securities that is a component of the units. In addition, the prospectus supplement relating to the units will describe the terms of any units we issue, including, as applicable:

•	the date, if any, on and after which the units may be transferable separately;

•	whether we will apply to have the units traded on a securities exchange or securities quotation system;

•	a discussion of any material or special U.S. federal income tax considerations applicable to the units; and

•	how, for U.S. federal income tax purposes, the purchase price paid for the units is to be allocated among the component securities.

SELLING SHAREHOLDERS
The “selling shareholders” are the persons or entities who may sell the shares of common stock registered under the registration statement of which this prospectus is a part. The selling shareholders may receive the shares of common stock upon exercise of warrants to purchase common stock held by them.  The following table provides the names of the selling shareholders, the number of shares of common stock beneficially owned by them, the maximum number of shares of common stock which may be offered and sold by them pursuant to this prospectus and the aggregate number of shares of common stock that will be owned by them after such offer and sale, assuming all such shares are sold (although the selling shareholders are not obligated to sell any such shares). Because the selling shareholders may sell all, some or none of their shares, we cannot estimate the aggregate number of shares that they will offer pursuant to this prospectus or that they will own upon completion of the offering to which this prospectus relates.
The selling shareholders named below and their permitted transferees, pledgees or other successors may from time to time offer the shares of common stock offered by this prospectus:

			Shares of Common Stock Beneficially Owned After the Offering (1)(2)(3)
Selling Shareholder	Shares of Common Stock Beneficially Owned Prior to the Offering (1)	Number of Shares Being Offered (1)	Number	Percent
William McBride, III(4)	210,000(5)	300,000(6)	210,000(5)	1.1%
Andy Wade	17,598	12,630(7)	4,968	*

*	Represents less than 1% of the issued and outstanding shares of common stock as of January 2, 2015.

(1)
For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a selling shareholder is deemed to have beneficial ownership of any shares of common stock that such selling shareholder has the right to acquire within 60 days of January 2, 2015.

(2)
Based upon 19,220,903 shares of common stock outstanding as of January 2, 2015. For the purposes of computing the percentage of outstanding shares of common stock held by the selling shareholders named above, any shares which any selling shareholder has the right to acquire within 60 days of January 2, 2015, are deemed to be outstanding.

(3)	Assumes that all shares of common stock being offered and registered hereunder are sold, although the selling shareholders are not obligated to sell any such shares.

(4)
Mr. McBride is a member of the Board of Directors and our Chief Executive Officer and President. He may be deemed to be an “affiliate” of AdCare as such term is defined in Rule 405 of the Securities Act.

(5)	Represents shares of outstanding common stock.

(6)
Represents shares of common stock issuable upon exercise of a ten-year warrant with an exercise price of $4.49 per share. One-third of the shares underlying the warrant will vest on each of October 10, 2015, October 10, 2016 and October 10, 2017, with the vesting of the warrant accelerating upon termination of Mr. McBride's employment (other than a termination by AdCare for cause or by Mr. McBride without good reason). The warrant was issued to Mr. McBride as an inducement grant in connection with his employment as our Chief Executive Officer and President. A description of the employment agreement we have entered into with Mr. McBride is set forth in our Current Report on Form 8-K filed on October 17, 2014, which is incorporated by reference into this prospectus. See “Incorporation of Certain Information by Reference.”

(7)
Represents: (i) 3,157 shares of common stock issuable upon exercise of a warrant with an exercise price of $1.04 per share which expires on November 16, 2017; (ii) 3.157 shares of common stock issuable upon exercise of a warrant with an exercise price of $1.93 per share which expires on November 16, 2017; (iii) 3,158 shares of common stock issuable upon exercise of a warrant with an exercise price of $2.57 per share which expires on November 16, 2017; and (iv) 3,158 shares of common stock issuable upon exercise of a warrant with an exercise price of $3.43 per share which expires on November 16, 2017.

PLAN OF DISTRIBUTION
General
We or the selling shareholders may sell the securities under this prospectus in one or more of the following ways (or in any combination) from time to time:

•	to or through one or more underwriters or dealers;

•	in short or long transactions;

•	directly to investors;

•	in block trades;

•	through agents;

•	through a combination of these methods; or

•	any other method permitted by applicable law.
If underwriters or dealers are used in the sale, the securities may be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions.
The securities may be sold by us or the selling shareholders or the underwriters or dealers:

•	in privately negotiated transactions;

•	in one or more transactions at a fixed price or prices, which may be changed from time to time;

•	in “at-the-market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	at prices related to those prevailing market prices; or

•	at negotiated prices.
As applicable, we, the selling shareholders and the underwriters, dealers or agents, reserve the right to accept or reject all or part of any proposed purchase of the securities. To the extent required, we will set forth in a prospectus supplement the terms and offering of securities by us or the selling shareholders, including:

•	the names of any underwriters, dealers or agents;

•	any agency fees or underwriting discounts or commissions and other items constituting agents’ or underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	details regarding over-allotment options under which underwriters may purchase additional securities, if any;

•	the purchase price of the securities being offered and the proceeds we or any selling shareholders will receive from the sale;

•	the public offering price; and

•	the securities exchanges on which such securities may be listed, if any.
We or the selling shareholders may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions from time to time. In connection with those derivative transactions, such third parties (or affiliates of such third parties) may sell securities covered by this prospectus (and, to the extent required, the applicable prospectus supplement), including in short sale transactions. If so, such third parties (or affiliates of such third parties) may use securities pledged by us or the selling shareholders or borrowed from us, the selling shareholders or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us or the selling shareholders in settlement of those derivative transactions to close out any related open borrowings of securities. The third parties (or affiliates of such third parties) in such sale transactions by us or the selling shareholders may be underwriters and, to the extent required, will be identified in an applicable prospectus supplement (or a post-effective amendment). We may also sell securities under this prospectus upon the exercise of rights that may be issued to our securityholders.
In connection with sales of the shares of common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling shareholders (excluding Mr. McBride) may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions, and to return borrowed shares in connection with such short sales; provided, that the short sales are made after the registration statement is declared effective. The selling shareholders may also loan or pledge shares of common stock to broker-dealers in connection with bona fide margin accounts secured by the shares of common stock, which shares broker-dealers could in turn sell if the selling shareholders default in the performance of their respective secured obligations.
The selling shareholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if any of them defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
We or the selling shareholders may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus and, to the extent required, an applicable prospectus supplement. Such financial institution or third party may transfer its economic short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus.
Any shares covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144, rather than pursuant to this prospectus.
Underwriters, Agents and Dealers
If underwriters are used in the sale of our securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the securities if they purchase any of the securities. We may use underwriters with which we have a material relationship and will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.
We or the selling shareholders may sell the securities through agents from time to time. When we or the selling shareholders sell securities through agents, the prospectus supplement will, to the extent required, name any agent involved in the offer or sale of securities and any commissions paid to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.
We or the selling shareholders may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase our securities from us or the selling shareholders at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions paid for solicitation of these contracts.
Underwriters, dealers and agents may contract for, or otherwise be entitled to, indemnification by us or the selling shareholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us or the selling shareholders, on one hand, and the underwriters, dealers and agents, on the other hand.
We or the selling shareholders may grant underwriters who participate in the distribution of our securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.
Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us, the selling shareholders or our purchasers, as their agents in connection with the sale of our securities. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. To the extent required, the prospectus supplement for any securities offered by us or the selling shareholders will identify any such underwriter, dealer or agent and describe any compensation received by them from us or the selling shareholders. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.
Underwriters, broker-dealers or agents who may become involved in the sale of our securities may engage in transactions with and perform other services for us for which they receive compensation. In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the maximum commission or discount to be received by any FINRA member or independent broker-dealer will not exceed 8% of the proceeds from any offering of the shares of our common stock pursuant to this prospectus and any applicable prospectus supplement.
Stabilization Activities
In connection with an offering through underwriters, an underwriter may, to the extent permitted by applicable rules and regulations, purchase and sell securities in the open market. These transactions, to the extent permitted by applicable rules and regulations, may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities from us in the offering, if any. If the underwriters have an over-allotment option to purchase additional securities from us or the selling shareholders, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. “Naked” short sales, which may be prohibited or restricted by applicable rules and regulations, are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.
Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain.
Direct Sales
We or the selling shareholders may also sell securities directly to one or more purchasers without using underwriters or agents. In this case, no agents, underwriters or dealers would be involved. We may sell securities upon the exercise of rights that we may issue to our securityholders. We or the selling shareholders may also sell securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities.
At-the-Market Offerings
To the extent that we or the selling shareholders make sales through one or more underwriters or agents in at-the-market offerings, we or the selling shareholders may do so pursuant to the terms of a sales agency financing agreement or other at-the-market offering arrangement between us or the selling shareholders, on the one hand, and the underwriters or agents, on the other. If we or the selling shareholders engage in at-the-market sales pursuant to any such agreement, we or the selling shareholders will issue and sell, or re-sell, as the case may be, our securities through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we or the selling shareholders may sell securities on a daily basis in exchange transactions or otherwise as we or they agree with the underwriters or agents. The agreement will provide that any securities sold will be sold at prices related to the then prevailing market prices for our securities. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time. Pursuant to the terms of the agreement, we or the selling shareholders may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our common stock or other securities. The terms of each such agreement will be set forth in more detail in a prospectus supplement to this prospectus.
Trading Market and Listing of Securities
Any common stock and any Series A Preferred Stock sold or resold pursuant to a prospectus supplement will be listed on the NYSE MKT. The securities other than common stock and the Series A Preferred Stock may or may not be listed on a national securities exchange. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.
LEGAL MATTERS
Unless otherwise indicated in the applicable prospectus supplement, certain legal matters in connection with the securities will be passed upon for us by Rogers & Hardin LLP, Atlanta, Georgia.
EXPERTS
The consolidated financial statements of AdCare Health Systems, Inc. and its consolidated subsidiaries as of December 2013 and 2012, and for the years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein and the registration statement, and upon authority of said firm as expert in accounting and auditing.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” certain information into this prospectus from certain documents that we file with the SEC. By incorporating by reference, we are disclosing important information to you by referring you to documents we file separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is modified or superseded by information contained in this prospectus or in any other subsequently filed document that also is incorporated by reference herein. These documents contain important information about us, our business and our finances. The following documents previously filed with the SEC are incorporated by reference into this prospectus, except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

•	our Annual Report on Form 10-K for the year ended December 31, 2013;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014;

•
our Current Reports on Form 8-K filed with the SEC on January 21, 2014, February 14, 2014, March 7, 2014, March 14, 2014 (Item 8.01 only), May 21, 2014, June 3, 2014, June 11, 2014 (Item 8.01 only), July 23, 2014 (Item 1.01 and Item 2.03 only), July 29, 2014, August 12, 2014, August 14, 2014, September 9, 2014 (Item 8.01 only), September 15, 2014, September 19, 2014, September 24, 2014, September 30, 2014, October 17, 2014, December 8, 2014 (Item 8.01 only), December 22, 2014 and January 7, 2015;

•	our Amendment No. 1 to Current Report on form 8-K filed with the SEC on October 20, 2014; and

•
the description of the common stock in our registration statement on Form 8−A12B, filed with the SEC on November 7, 2006, including any subsequent amendment or report filed for updating such description, and in our Current Report on Form 8−K filed with the SEC on December 18, 2013.

We also incorporate by reference all documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the initial filing of the registration statement relating to this prospectus and prior to the termination of the offering of any securities covered by this prospectus and the accompanying prospectus supplement, except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules.
The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference into this prospectus.
If you request, either orally or in writing, we will provide you with a copy of any or all documents that are incorporated by reference herein. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. Requests can be made by writing to AdCare Health Systems, Inc., 1145 Hembree Road, Roswell, Georgia 30076, Attn: Sheryl A. Wolf, or by calling (678) 869-5116. The documents may also be accessed on our website at www.adcarehealth.com. This reference to our website is an inactive textual reference only and is not a hyperlink. The contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to our securities.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document that we file with the SEC, including the registration statement and the exhibits to the registration statement, at the SEC’s Public Reference Room located at 100 F Street, N.E., Room 1580, Washington D.C. 20549. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov. These documents may also be accessed on our website at www.adcarehealth.com. This reference to our website is an inactive textual reference only and is not a hyperlink. The contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to our securities. Information may also be obtained from us at AdCare Health Systems, Inc., 1145 Hembree Road, Roswell, Georgia 30076, Attn: Sheryl A. Wolf or by calling (678) 869-5116.
We have filed with the SEC a registration statement on Form S-3, including exhibits and schedules filed with the registration statement, under the Securities Act with respect to the securities being registered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the securities, reference is made to the registration statement, including the exhibits thereto and the documents incorporated by reference therein. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or other document is an exhibit to the registration statement, we refer you to the full text of the contract or other document filed as an exhibit to the registration statement.
We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information.

ADCARE HEALTH SYSTEMS, INC.

575,000 Shares
10.875% Series A Cumulative Redeemable Preferred Stock
$25.75 Per Share
(Liquidation Preference $25.00 Per Share)

PROSPECTUS SUPPLEMENT

April 8, 2015

Joint Book-Running Managers
MLV & Co.		Northland Capital Markets
Co-Manager
GVC Capital